EXHIBIT 10.33
EXECUTION COPY

ASSET PURCHASE AGREEMENT
BETWEEN
SALLIE MAE, INC.

(the "Seller")

AND

HIGHER ONE, INC.
(the "Buyer")

May 7, 2013

- -

Disclosure Schedule
Schedules:
Schedule 1.1(a)(i)	Accounts Receivable
Schedule 1.1(a)(ii)	Equipment
Schedule 1.1(a)(iii)	Assigned Customer Contracts
Schedule 1.1(a)(iv)	Assigned Vendor Contracts
Schedule 1.1(a)(v)	Additional Assigned Contracts
Schedule 1.1(a)(vi)	Seller Intellectual Property
Schedule 1.1(a)(vii)	Business Toll-Free Numbers
Schedule 1.1(b)	Excluded Assets
Schedule 1.4	Closing Working Capital Amount Calculation
Schedule 6.1	Seller Business Employees
Schedule 6.4	Compensation and Severance Plans
Schedule 7.7(b)	Permitted Activities
Schedule 7.10	Escrow
Schedule 8.1	Overhead and Shared Services
Schedule 8.2	Vendors
Schedule 8.3	Listed Vendors

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT (this "Agreement") is entered into as of May 7, 2013 between Sallie Mae, Inc., a Delaware corporation (the "Seller") and Higher One, Inc., a Delaware corporation (the "Buyer").  The Seller and the Buyer are referred to herein individually as a "Party" and collectively as the "Parties."
INTRODUCTION
WHEREAS, the Seller is engaged in, among other matters, the Business;
WHEREAS, the Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, certain assets of the Seller relating to the Business (other than assets excluded pursuant hereto), subject to the assumption of related liabilities and upon the terms and subject to the conditions set forth herein; and
WHEREAS, capitalized terms used in this Agreement shall have the meanings ascribed to them in ARTICLE VIII.
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
ASSET PURCHASE
1.1            Purchase and Sale of Assets; Assumption of Liabilities.

(a)            Acquired Assets.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall sell, convey, assign, transfer and deliver (or cause to be sold, conveyed, assigned, transferred and delivered) to the Buyer, and the Buyer shall purchase and acquire from the Seller, all of the Seller's right, title and interest in and to the Acquired Assets, free and clear of any Liens (other than any Permitted Liens).

(b)            Excluded Assets.  Notwithstanding anything to the contrary in this Agreement, the Acquired Assets shall not include any of the Excluded Assets.

(c)            Assumed Liabilities.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Buyer shall assume and agree to pay, perform and discharge when due the Assumed Liabilities.

(d)            Excluded Liabilities.  Notwithstanding anything to the contrary in this Agreement, the Assumed Liabilities shall not include the Excluded Liabilities.

1.2            Purchase Price and Allocation.

(a)            Purchase Price.  In consideration for the sale and transfer of the Acquired Assets, at the Closing, the Buyer shall assume the Assumed Liabilities as provided in Section 1.1(c) and shall pay to the Seller the Purchase Price in cash in immediately available funds.  The Purchase Price is subject to adjustment as provided in Section 1.4.

(b)            Allocation.  The Buyer shall prepare and deliver to the Seller, within forty-five (45) days following the final determination of the Adjusted Purchase Price pursuant to Section 1.4, a schedule setting forth the allocation of the Tax Purchase Price among the Acquired Assets and the non-competition and non-solicitation provisions in Section 7.7 in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (the "Allocation").  The Seller shall have a period of thirty (30) Business Days after the delivery of the Allocation to present in writing to the Buyer notice of any objections the Seller may have to the allocation set forth in the Allocation.  If the Seller raises any objection within the thirty (30) Business Day period, the Seller and the Buyer shall negotiate in good faith and use commercially reasonable efforts to resolve such dispute.  If the Seller and the Buyer fail to agree within ten (10) Business Days after the delivery of the notice of objection, then the disputed items shall be resolved by the Neutral Accountant.  The Neutral Accountant shall resolve the dispute (the "Accounting Determination") within thirty (30) days of having the item referred to it and such Accounting Determination shall be final and binding on the Buyer and the Seller absent manifest error or fraud.  The Buyer and the Seller shall file all Tax Returns (including Internal Revenue Service Form 8594) consistent with the Allocation.  Neither the Buyer nor the Seller shall take any Tax position inconsistent with the Allocation, except to the extent otherwise required by law.  If the Tax Purchase Price is adjusted pursuant to this Agreement, the Allocation shall be adjusted as appropriate and the Buyer and the Seller shall cooperate in making any such adjustments.

1.3            The Closing.

(a)            Time and Location.  The Closing shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP located at 1875 Pennsylvania Avenue, N.W., Washington, D.C., 20006, or remotely via the exchange of electronic documents and signatures, commencing at 10:00 a.m., local time, on the Closing Date, with the effective time of the Closing occurring at 5:00 p.m., local time, on the Closing Date.

(b)            Actions at the Closing.
At the Closing:
(i)            the Seller shall deliver to the Buyer the Seller Certificate;

(ii)            the Buyer shall deliver to the Seller the Buyer Certificate;

(iii)            the Seller shall execute and deliver to the Buyer a bill of sale (the "Bill of Sale");

(iv)            the Buyer and the Seller shall execute and deliver to the other an assumption agreement ("Assumption Agreement");

(v)            the Buyer and the Seller shall execute and deliver to the other a transition services agreement (the "Transition Services Agreement");

(vi)            the Buyer shall execute and deliver to SMB, and the Seller shall cause SMB to execute and deliver to the Buyer, a bank services agreement (the "Bank Services Agreement");

(vii)            the Buyer, the Seller and the Escrow Agent shall execute and deliver an escrow agreement (the "Escrow Agreement");

(viii)            the Buyer shall pay to the Seller the Purchase Price, less the Escrow Amount, in cash by wire transfer of immediately available funds into an account designated by the Seller;

(ix)            the Buyer shall deposit with the Escrow Agent, pursuant to the Escrow Agreement, the Escrow Amount as the Buyer's sole recourse in the event the Seller and the Buyer do not receive any of the Required Consents; and

(x)            the Parties shall execute and deliver to each other a cross-receipt evidencing the transactions referred to in this Section 1.3(b).

1.4            Post-Closing Adjustment.  The Purchase Price set forth in Section 1.2(a) shall be subject to adjustment after the Closing Date as follows:

(a)            Within sixty (60) days after the Closing Date, the Seller shall prepare and deliver to the Buyer the Closing Statement.

(b)            The Buyer shall deliver to the Seller, within the later of (i) thirty (30) days after delivery by the Seller to the Buyer of the Closing Statement or (ii) thirty (30) days after delivery by the Seller to the Buyer of the Year End Audited Financials and Interim Unaudited Financials pursuant to Section 7.6, either a notice indicating that the Buyer accepts the Closing Statement or a statement describing the Buyer's objections to the Closing Statement, which statement of objections shall describe in reasonable detail the specific nature and amount of each objection and all bases upon which the Buyer believes the Closing Statement is not in conformity with the requirements set forth in Schedule 1.4.  If the Buyer delivers to the Seller a notice accepting the Closing Statement, or the Buyer does not deliver a written objection to the Closing Statement within such thirty (30)-day period, then, effective as of either the date of delivery of such notice of acceptance or as of the close of business on such thirtieth (30th) day, the Closing Statement shall be deemed to be accepted by the Buyer.

(c)            If the Buyer timely objects to the Closing Statement, such objections shall be resolved as follows:

(i)            The Buyer and the Seller shall first use commercially reasonable efforts to resolve such objections.

(ii)            If the Buyer and the Seller are able to resolve such objections within thirty (30) days after delivery to the Seller of such statement of objections, the Buyer and the Seller shall, within thirty (30) days after delivery of such statement of objections, jointly prepare and sign a statement setting forth the Closing Working Capital Amount, which amount shall reflect the resolution of objections agreed to by the Buyer and the Seller.

(iii)            If the Buyer and the Seller do not reach a resolution of all objections set forth on the Buyer's statement of objections within thirty (30) days after delivery of such statement of objections, the Buyer and the Seller shall, within thirty (30) days after the expiration of such thirty (30)‑day period unless such period is mutually extended by the Parties, (A) jointly prepare and sign a statement setting forth (1) those objections (if any) that the Buyer and the Seller have resolved and the resolution of such objections and (2) the Unresolved Objections and (B) engage the Neutral Accountant to resolve the Unresolved Objections.

(iv)            The Buyer and the Seller shall jointly submit to the Neutral Accountant, within ten (10) days after the date of the engagement of the Neutral Accountant (as evidenced by the date of the engagement agreement), a copy of the Closing Statement, a copy of the statement of objections delivered by the Buyer to the Seller, and the joint statement referred to in clause (A) of Section 1.4(c)(iii).  Each of the Buyer and the Seller shall submit to the Neutral Accountant (with a copy delivered to the other Party on the same day), within thirty (30) days after the date of the engagement of the Neutral Accountant, a memorandum (which may include supporting exhibits) setting forth their respective positions on the Unresolved Objections.  Each of the Buyer and the Seller may (but shall not be required to) submit to the Neutral Accountant (with a copy delivered to the other Party on the same day), within forty-five (45) days after the date of the engagement of the Neutral Accountant, a memorandum responding to the initial memorandum submitted to the Neutral Accountant by the other Party.  Unless requested by the Neutral Accountant in writing, neither the Buyer nor the Seller may present any additional information or arguments to the Neutral Accountant, either orally or in writing.

(v)            The Buyer and the Seller shall instruct the Neutral Accountant that (A) the scope of its review and authority shall be limited to resolving the Unresolved Objections, (B) in resolving the Unresolved Objections, the Neutral Accountant shall accept each of the values set forth on the Closing Statement unless the Buyer demonstrates that such value is contrary to the requirements of the Closing Statement set forth in Schedule 1.4 (in which case its resolution of each Unresolved Objection shall consist of the determination of an appropriate value for each Closing Statement item that is the subject of an Unresolved Objection, which value shall be equal to one of, or between, the values proposed by the Seller in the Closing Statement and by the Buyer in its statement of objections) and (C) issue its determination ninety (90) days after being engaged to carry out the procedures set forth in this Section 1.4(c), which sets forth the resolution of each Unresolved Objection and includes a statement setting forth the Closing Working Capital Amount, reflecting the Neutral Accountant's resolution of the Unresolved Objections.

(vi)            The resolution by the Neutral Accountant of the Unresolved Objections shall be conclusive and binding upon the Buyer and the Seller.  The Buyer and the Seller agree that the procedure set forth in this Section 1.4(c) for resolving disputes with respect to the Closing Statement shall be the sole and exclusive method for resolving any such disputes; provided that this provision shall not prohibit any Party from instituting litigation to enforce the ruling of the Neutral Accountant.

(vii)            The costs and fees related to such determination by the Neutral Accountant, including the costs relating to any negotiations with the Neutral Accountant with respect to the terms and conditions of such Neutral Accountant's engagement, will be paid by the Buyer, on the one hand, and the Seller on the other hand, on an inversely proportional basis, based upon the relative portions of the Unresolved Objections that have been submitted to the Neutral Accountant for resolution that ultimately are awarded to each of the Buyer and the Seller (e.g., if $100,000 is in dispute, and of that amount the Neutral Accountant awards $75,000 to the Buyer and $25,000 to the Seller, then the Buyer will be responsible for twenty-five percent (25%), and the Seller will be responsible for seventy-five percent (75%), of the costs and fees of the Neutral Accountant).

(d)            If the Closing Working Capital Amount as shown on the Final Closing Statement is less than the Target Working Capital Amount, the Purchase Price shall be reduced by such deficiency and the Seller shall pay to the Buyer, by wire transfer of immediately available funds, within three (3) Business Days after the date on which the Final Closing Statement is finally determined pursuant to this Section 1.4, an amount equal to such deficiency (plus interest thereon at the rate per annum equal to the Federal Funds Rate, calculated based on a year of 365 days and the number of days elapsed since the Closing Date).  If the Closing Working Capital Amount as shown on the Final Closing Statement exceeds the Target Working Capital Amount, the Purchase Price shall be increased by such excess amount and the Buyer shall pay to the Seller, by wire transfer of immediately available funds, within three (3) Business Days after the date on which the Final Closing Statement is finally determined pursuant to this Section 1.4, an amount equal to such excess (plus interest thereon at the rate per annum equal to the Federal Funds Rate, calculated based on a year of 365 days and the number of days elapsed since the Closing Date).

1.5            Consents to Assignment.  If (a) any Assigned Contract may not be assigned and transferred by the Seller to the Buyer (as a result of either the provisions thereof or applicable law) without the consent of a third party thereto and (b) such consent has not been obtained prior to the Closing, then, with respect to each such Assigned Contract (other than any Assigned Contract that has been cancelled or terminated by the applicable counterparty or has expired), (i) notwithstanding any other provision of this Agreement, such Assigned Contract shall not be assigned and transferred by the Seller to the Buyer at the Closing, (ii) the Seller and the Buyer shall cooperate, in all commercially reasonable respects, to obtain such consents as soon as practicable after the Closing, (iii) if requested by the Seller, the Buyer shall provide updates to the Seller of the status of the consent process, (iv) if and when such consent (including any implied consent) is obtained, the Seller and the Buyer shall execute such further instruments of conveyance (in substantially the form executed at the Closing) as may be necessary to assign and transfer such Assigned Contract to the Buyer, and (v) from and after the Closing until the assignment of such Assigned Contract or such time as the Seller no longer has any obligations remaining under any Assigned Contract, the Seller and the Buyer shall cooperate, in all commercially reasonable respects, to provide to the Buyer all of the benefits under such Assigned Contract (net of any Tax related costs imposed on the Seller or any of its Affiliates), and to cause the Buyer to, and the Buyer shall, subject to the ongoing cooperation of the counterparty to such contract, fulfill and satisfy all of the liabilities and obligations under such Assigned Contract, including by acting as agent or subcontractor of the Seller or entering into similar type of arrangements (it being understood and agreed that the Seller's and the Buyer's obligations under this Section 1.5 shall terminate at the end of the Post-Closing Consent Period or, if requested by the Seller, the Buyer's obligations under this Section 1.5 with respect to Assigned Customer Contracts with Customers other than the Applicable Schools (as defined in Schedule 7.10) may extend for longer than the Post-Closing Consent Period but no later than June 30, 2014, with the foregoing not in limitation of any obligations under the Transition Services Agreement, including Section 1.9 of the Transition Services Agreement, or the Bank Services Agreement).  Notwithstanding any other provision of this Agreement to the contrary, with respect to the Assigned Customer Contracts, the Seller will retain the obligation under such contracts to provide payment processing services, only for so long as the Seller is providing payment processing services to the Buyer under the Transition Services Agreement and Bank Services Agreement, provided that the Seller will retain such obligation only to the extent the Seller is required to retain such obligation by the Listed Vendors under the Listed Vendors Contracts in order to provide the payment processing services for the Business under the Assigned Customer Contracts.

1.6            Further Assurances.  At any time and from time to time after the Closing Date, as and when requested by any Party and at such Party's expense, the other Party shall promptly execute and deliver, or cause to be executed and delivered, all such documents, instruments and certificates and shall take, or cause to be taken, all such further or other actions as are necessary to evidence and effectuate the transactions contemplated by this Agreement.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE SELLER
The Seller represents and warrants to the Buyer that the statements contained in this ARTICLE II are true and correct as of the date hereof, except as set forth in the Disclosure Schedule.  The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this ARTICLE II.  The disclosures in any section or subsection of the Disclosure Schedule shall be considered to be disclosed with respect to (i) the corresponding section or subsection in this ARTICLE II and (ii) each other section or subsection in this ARTICLE II to the extent it is reasonably clear from a reading of the disclosure that such disclosure also qualifies or applies to such other section or subsection.  For purposes of this Agreement, the phrase "to the knowledge of the Seller" or any phrase of similar import shall mean the actual knowledge after reasonable inquiry of the following individuals:  Kelly Christiano, Laura Newell-McLaughlin, Brian Carp, Betsy Burton-Strunk, Catherine Eklund, Megan Gray, David O'Connell, Meredith Shields, and Joseph DePaulo.
2.1            Organization, Qualification and Corporate Power.  The Seller is duly formed, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to conduct business as currently conducted under the laws of each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities, in each case as they relate primarily to the Business, makes such qualification necessary, except for any such failure to be qualified that would not reasonably be expected to result in a Business Material Adverse Effect.

2.2            Authority.  The Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder.  The execution and delivery by the Seller of this Agreement and such Ancillary Agreements and the consummation by the Seller of the transactions contemplated hereby and thereby have been validly authorized by all necessary corporate action on the part of the Seller.  This Agreement and such Ancillary Agreements have been validly executed and delivered by the Seller and, assuming this Agreement and each such Ancillary Agreement constitute the valid and binding obligation of the Buyer, constitute valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

2.3            Noncontravention.  Subject to (i) compliance with applicable antitrust or trade regulation laws and (ii) the receipt of the Third Party Consents listed in Section 2.3 of the Disclosure Schedule, neither the execution and delivery by the Seller of this Agreement or the Ancillary Agreements to which the Seller is a party, nor the consummation by the Seller of the transactions contemplated hereby or thereby:

(a)            conflict with or violate any provision of the certificate of incorporation or bylaws of the Seller;

(b)            require on the part of the Seller any Third Party Consent material to the Business;

(c)            conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate or modify, or require any notice, consent or waiver under, any contract or agreement that relates primarily and is material to the Business to which the Seller is a party or by which the Seller is bound; or

(d)            contravene, conflict with or result in a violation or breach of any order, writ, injunction or decree of any Governmental Entity (each, an "Order") specifically naming, or statute, rule or regulation applicable to, the Seller or any of its properties or assets or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify any Permit that is held by the Seller or that otherwise relates to the Acquired Assets, in each case, to the extent related to the Business, except for any contravention, conflict, violation, breach, revocation, withdrawal, suspension, cancellation, termination or modification that would not reasonably be expected to result in a Business Material Adverse Effect.

2.4            Financial Statements.  The Seller has made available to the Buyer copies of the Financial Statements.  The Financial Statements have been prepared in accordance with GAAP and the methodologies described in any notes thereto and fairly present, in all material respects, the financial condition and results of operations of the Business as of the respective dates thereof and for the periods referred to therein in accordance with GAAP and such methodologies; provided, however, that the Financial Statements referred to in clauses (b) and (c) of the definition of such term are subject to year-end adjustments and do not include any notes.  As of the date hereof, the Seller does not possess or have access to any balance sheet or income statement for the Business with respect to any period ending subsequent to the Balance Sheet Date that has not been made available to the Buyer.

2.5            Absence of Changes.  Except as contemplated by this Agreement, from the Balance Sheet Date to the date of this Agreement, (a) there have not been any changes in the financial condition or results of operations of the Business, except for any changes that would not reasonably be expected to result in a Business Material Adverse Effect, (b) the Seller has not acquired, sold, leased or in any way transferred or otherwise disposed of any of the material assets of the Business, or made or entered into any contract or letter of intent with respect to any acquisition, sale, lease or transfer of any material asset of the Business (other than in the ordinary course of business), (c) the Seller has not made any material change in the manner in which it extends discounts, credits or warranties to customers of the Business, (d) there has been no material casualty, damage, destruction or loss affecting, or any material interruption in the use of, whether or not covered by insurance, the material Acquired Assets, (e) the Seller has not made capital expenditures relating primarily to the Business in an amount that exceeds $50,000 in the aggregate, (f) the Seller has not incurred any liabilities related primarily to the Business, except liabilities (i) incurred in the ordinary course of business or (ii) that would not reasonably be expected to result in a Business Material Adverse Effect, (g) the Seller has not granted any increase in the base salary or wage rates or other compensation or benefits of any of the Seller Business Employees other than in the ordinary course of business; and (h) the Seller has not adopted, amended, modified or terminated any bonus, profit sharing, incentive, severance or other plan, contract or commitment for the benefit of any of its officers or employees that would become an Assumed Liability.
2.6            Tax Matters.  For all periods through and including the Closing Date, the Seller has timely filed or caused to be filed with the appropriate Taxing Authority all material Tax Returns due on or prior to the Closing Date and required to be filed by it, and such Tax Returns are true, correct and complete in all material respects.  For all periods prior to the Closing Date, the Seller has paid or will pay all Taxes related to the Business due and owing, the non-payment of which would result in a Lien on any Acquired Assets, other than a Permitted Lien, would otherwise adversely affect the Business or would result in the Buyer becoming liable or responsible therefor.  For all periods ending on or prior to the Closing Date, the Seller has withheld and timely paid or will timely pay to the appropriate Taxing Authority all Taxes related to the Business and required to be withheld and paid with respect to amounts owing to any employee, creditor, independent contractor or other third party.   None of the Acquired Assets are subject to any Liens relating to or attributable to Taxes (other than any Permitted Liens).

2.7            Intellectual Property.

(a)            Ownership.  To the knowledge of the Seller, the Seller is the sole and exclusive owner of all Seller Intellectual Property or, pursuant to a written agreement, has, to the knowledge of the Seller, valid and enforceable rights to use, all Seller Intellectual Property, free and clear of any Liens (other than Permitted Liens and other than Liens existing pursuant to any license of Seller Intellectual Property that is described in Section 2.7(d)(i)).  There are no Patent Rights or registered Trademarks in the Seller Intellectual Property.  As of the date hereof, the Seller has not received any written notice that there is any violation by any other person of any right of the Seller with respect to any or all Seller Intellectual Property.  Except for licenses by the Seller of off-the-shelf software or as set forth in Section 2.7(c) or (d), the Seller has not entered into or consummated any license or user agreement with another person in respect to any or all Seller Intellectual Property or otherwise licensed or sublicensed any third party to use the Seller Intellectual Property.  To the knowledge of the Seller, (i) the Seller Intellectual Property has not been misappropriated nor has it been the subject of an unauthorized disclosure, (ii) no employee, independent contractor or agent of the Seller has misappropriated any trade secrets of any other person in the course of such employee's performance as an employee, independent contractor or agent in connection with the Business, and (iii) no employee, independent contractor or agent of the Seller is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of the Seller Intellectual Property.  No litigation is pending or, to the knowledge of the Seller, threatened against the Seller (i) alleging that any Seller Intellectual Property infringes on or misappropriates the intellectual property of another person or (ii) challenging the ownership, right to use or validity of Seller Intellectual Property.  The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment in any material respect of any rights to own, use or sell any or all Seller Intellectual Property.  All of the Seller Intellectual Property that has been created by any independent contractor or other third party for the Seller is the subject of a proper written assignment and/or work made for hire agreement providing that the Seller is the owner of such Seller Intellectual Property, as necessary to vest in the Seller ownership of such Seller Intellectual Property as between Seller and any such independent contractor or third party.  The Seller has written agreements with its present employees, and any former employees who were employed by the Seller in the past three years, who created any Seller Intellectual Property requiring such employees to assign all patents, inventions and other intellectual property rights to the Seller, as necessary to vest in the Seller ownership of such Seller Intellectual Property as between Seller and any such employee.

(b)            Infringement by Seller.  To the knowledge of the Seller, none of the Software, or the Exploitation thereof by the Seller, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any third party.  As of the date of this Agreement, the Seller has not received any written complaint, claim or notice alleging any such infringement, violation or misappropriation.  The Seller Intellectual Property, together with all of the Intellectual Property to be made available to or used for the benefit of the Buyer through the Transition Services Agreement and the Bank Services Agreement, constitutes all of the Intellectual Property necessary to conduct the Business immediately following the Closing in a manner substantially similar to the Business conducted by the Seller immediately prior to the Closing; provided, that this sentence shall not be construed to be a representation regarding non-infringement of any Intellectual Property of a third party.

(c)            Outbound IP Agreements.  Section 2.7(c) of the Disclosure Schedule lists, as of the date of this Agreement, each license or other agreement pursuant to which the Seller has assigned, transferred, licensed, distributed or otherwise granted any right or access to any Person, or covenanted not to assert any right, with respect to any of the Seller Intellectual Property.

(d)            Inbound IP Agreements.  Section 2.7(d) of the Disclosure Schedule lists, as of the date of this Agreement, (i) each item of Seller Intellectual Property that is licensed from a third party and the license or agreement pursuant to which the Seller Exploits it (excluding currently-available, off the shelf software programs that are licensed by the Seller pursuant to "shrink wrap" licenses) and (ii) each agreement, contract, assignment or other instrument pursuant to which the Seller has obtained any joint or sole ownership interest in or to each item of Seller Intellectual Property.

(e)            Protection Measures.  The Seller has taken reasonable measures to protect the proprietary nature of each item of Seller Intellectual Property, and to maintain in confidence all trade secrets and confidential information comprising a part thereof.

2.8            Contracts.

(a)            Section 2.8 of the Disclosure Schedule lists, as of the date of this Agreement, all of the following contracts or agreements to which the Seller is a party that relate to the Business (each, a "Material Contract"):

(i)            any Customer Contract;

(ii)            any Vendor Contract;

(iii)            any agreement establishing a partnership or joint venture or similar arrangement for the sharing of profits or losses or revenues or expenses;

(iv)            any agreement under which it has created, incurred, assumed or guaranteed indebtedness for borrowed money, the outstanding balance of which is more than $50,000, except for Permitted Liens;

(v)            any agreement containing covenants that prohibit the Business from freely engaging in business anywhere in the world; and

(vi)            any severance, "stay-pay", termination or employment agreement with any Seller Business Employee;
provided, however, that no agreement referred to in clauses (i) through (vi) above need be disclosed unless the Seller currently has, or may in the future have, any rights or obligations thereunder.
(b)            Except (i) for any Material Contracts and (ii) as set forth on Section 2.8(b) of the Disclosure Schedule, as of the date hereof, the Seller is not a party to any written or oral (a) collective bargaining agreement, (b) agency, sales representation, distribution or other similar agreement related to the Business, (c) agreement for the purchase of supplies or materials for the Business providing for annual payments of more than $50,000, (d) agreement for the sale of goods or services related to the Business providing for annual payments of more than $50,000 in revenue, (e) contract for capital expenditures related exclusively to the Business in excess of $50,000, (f) agreement or arrangement regarding confidentiality or non-competition related to and restricting the operations of the Business, except for agreements or arrangements entered into in the ordinary course of business or (g) lease or sublease of personal property primarily related and material to the Business.

(c)            The Seller has made available to the Buyer a complete and accurate copy of each Material Contract.  Each Material Contract is in full force and effect and is a valid, binding and enforceable obligation of the Seller, as the case may be, and, to the knowledge of the Seller, of each other party thereto, except for any such failure to be in full force and effect, valid, binding and enforceable that would not reasonably be expected to result in a Business Material Adverse Effect.  Neither the Seller nor, to the knowledge of the Seller, any third party is in breach or default and, to the knowledge of the Seller, no event has occurred which, with notice or lapse of time or both, would constitute a breach or default or permit termination, modification or acceleration under any Material Contract, except for any such breach or default or termination, modification or acceleration that would not reasonably be expected to result in a Business Material Adverse Effect.

2.9            Entire Business.

(a)            Except for the services to be provided to the Buyer pursuant to the Transition Services Agreement and the Bank Services Agreement, the services that the Seller otherwise would have provided to the Buyer pursuant to the Transition Services Agreement but the Buyer has determined it does not need to be provided by the Seller, and any Assigned Contracts subject to Section 1.5, the Acquired Assets are, when utilized by the Seller Business Employees, all the assets necessary to conduct the Business immediately following the Closing in a manner substantially similar to the Business conducted by the Seller immediately prior to the Closing.

(b)            The Seller has good title to, a valid leasehold interest in or a valid license or right to use, all of the Acquired Assets (other than assets sold, consumed or otherwise disposed of in the ordinary course of business since the Balance Sheet Date), free and clear of all Liens other than Permitted Liens.  The tangible Acquired Assets have been maintained in accordance with the Seller's normal maintenance practices and are in operating condition and repair (with the exception of normal wear and tear).

2.10            Litigation.  Section 2.10 of the Disclosure Schedule lists, as of the date of this Agreement, each (a) pending, or, to the knowledge of the Seller, threatened, Order specifically naming the Seller that relates to the Business, (b) pending, or, to the knowledge of the Seller, threatened, action, suit, claim or legal, administrative or arbitration proceeding by or before any Governmental Entity (each, an "Action") to which the Seller is a party that relates to the Business, and (c) to the knowledge of the Seller, pending investigation or inquiry by or before a Governmental Entity with respect to the Business.

2.11            Employment Matters.

(a)            With respect to the Seller Business Employees, the Seller is in compliance in all material respects with the applicable laws and employment agreements covering each such person.

(b)            The Seller has made available to the Buyer a list of all Seller Business Employees, along with the position and the annual rate of cash compensation and cash bonus opportunities of each such person.  The Seller has made available to the Buyer a list as of the date hereof of Seller Business Employees who have entered into a confidentiality agreement with the Seller, a copy or form of which has been made available to the Buyer.  Section 2.11(b)(i) of the Disclosure Schedule lists, as of the date of this Agreement, the Seller Business Employees who have entered into a non-competition agreement with the Seller. Section 2.11(b)(ii) of the Disclosure Schedule lists, as of the date of this Agreement, the Seller Business Employees who have entered into agreements to protect Seller's proprietary and intellectual property.  No provision of the Seller's equity compensation plans or agreements covering any Seller Business Employee imposes any liability or obligation on the Buyer with respect to that Seller equity compensation plan or agreement.

(c)            The Seller is not a party to or bound by any collective bargaining agreement relating to the Business, nor to the knowledge of the Seller, have there been any efforts to collectively organize the Seller Business Employees, nor with respect to the Business, has the Seller experienced, since December 31, 2010, with respect to any collective bargaining matter, any labor strikes, slowdown, stoppage, grievance or other collective bargaining disputes and none, to the knowledge of the Seller, have been threatened, against or affecting the Business.  With respect to the Seller Business Employees, there is no Action with respect to unfair labor practice, employment discrimination, employment disputes, or employee grievance charges or complaints against the Seller pending (for which written notice has been provided to the Seller) or, to the knowledge of the Seller, threatened.  The Seller has not received written notice of the intent of any federal, state or foreign governmental authority responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the Business and no such investigation is, to the knowledge of the Seller, in progress.

(d)            The Seller is not sponsoring any Seller Business Employees for either an immigrant or non-immigrant visa. To the knowledge of the Seller, the Seller Business Employees do not require sponsorship from the Buyer, for either an immigrant or non-immigrant visa, in order to accept new employment in the U.S. with the Buyer and to work for the Buyer.

2.12            Employee Benefits.

(a)            Section 2.12 of the Disclosure Schedule lists, as of the date of this Agreement, all Business Benefit Plans.  True and complete copies of all Business Benefit Plans, including, but not limited to, any trust agreements and insurance contracts forming a part of any such Business Benefit Plans, and all amendments thereto, all summary plan descriptions and administrative service contracts relating to all Business Benefit Plans have been made available to the Buyer.

(b)            The Business Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination or opinion letters from the Internal Revenue Service to the effect that such Business Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal Income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to the knowledge of the Seller, no fact or set of circumstances has adversely affected, or is reasonably likely to adversely affect, the qualification of such Business Benefit Plans prior to Closing.

(c)            Each Business Benefit Plan has been established and is being administered in all material respects in accordance with its terms and applicable law.

(d)            With respect to each Business Benefit Plan, no Action is pending or, to the knowledge of the Seller, threatened other than claims for benefits in the ordinary course.  Neither the Seller nor any ERISA Affiliate has received any written notice by the U.S. Department of Labor or Internal Revenue Service of an audit or other investigation of any Business Benefit Plan.

(e)            No Business Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for Seller Business Employees for periods extending beyond their termination of service (by retirement or otherwise), other than (i) coverage mandated by applicable law, (ii) death benefits under any "pension plan," as that term is defined in Section 3(2) of ERISA, (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary), or (iv) any subsidized coverage under COBRA during the period during which an employee is receiving severance.

(f)            Neither Seller nor any ERISA Affiliate has ever maintained or contributed to any multiemployer pension plan as defined in Section 3(37) of ERISA.  Neither Seller nor any ERISA Affiliate has ever maintained or contributed to any defined benefit plan subject to Title IV of ERISA or any Employee Benefit Plan subject to Section 412 of the Code for which the Buyer will incur liability.

(g)            No Business Benefit Plan that is a "nonqualified deferred compensation plan" (as defined under Section 409A(d)(1) of the Code) has been operated or documented in a manner that would cause the Buyer to incur liability under Section 409A of the Code and final regulations and other guidance issued thereunder.

(h)            All contributions required to be made to Business Benefit Plans have been timely made with respect to any period ending on (and including) the Closing.

(i)            The Seller is in compliance in all material respects with the applicable continuation requirements for its welfare benefit plans, including Section 4980B of the Code and Sections 601 through 608, inclusive, of ERISA and any applicable state statutes maintaining health insurance continuation coverage for employees and beneficiaries, and to the knowledge of the Seller, the Affordable Care Act.

(j)            Except as set forth in Section 2.12(j) of the Disclosure Schedule, none of the Business Benefit Plans provides that the consummation of the transactions contemplated by this Agreement, either alone or in combination with another event, entitle any current or former employee or current or former officer or director to severance pay or other compensation except as expressly provided in this Agreement, or accelerate the time of payment or vesting or increase the amount of such compensation, other than payments, compensation, or other obligations that will not constitute an Assumed Liability.

2.13            Legal Compliance.  Except for laws relating to Taxes and employee benefits, which shall be governed exclusively by Section 2.6 and Sections 2.11 and 2.12, respectively, with respect to the Business, the Seller is in compliance in all material respects with all applicable laws (including rules and regulations thereunder) of any Governmental Entity, currently in effect with respect to the Business, including (a) all Department of Education regulations, (b) all laws related to the Truth in Lending Act (Regulation Z) and comparable state laws, (c) state laws related to surcharges and convenience fees on credit card transactions and (d) federal and state consumer protection laws.  As of the date hereof, the Seller has not received written notice alleging any failure to so comply.

2.14            Permits.  Section 2.14 of the Disclosure Schedule lists, as of the date of this Agreement, all Permits.  As of the date of this Agreement, (a) each Permit is in full force and effect, (b) the Seller is not in breach or default under any such Permit and (c) the Seller has not received written notice threatening suspension or cancellation of any such Permit, except for, in the case of either clause (a) or (b), any violation, default, suspension or cancellation that would not reasonably be expected to result in a Business Material Adverse Effect.

2.15            Business Relationships with Affiliates.  Section 2.15 of the Disclosure Schedule lists, as of the date of this Agreement, any agreements with respect to the Business whereby any Affiliate of the Seller (a) owns any property or right, tangible or intangible, which is used in and material to the Business, (b) has any material claim or cause of action against the Business or (c) owes any money to, or is owed any money by, the Business.  Without limiting the foregoing, no transaction between or among the Seller and any of its Affiliates is included in the Financial Statements.

2.16            Significant Customers; Significant Vendors.

(a)            Section 2.16(a) of the Disclosure Schedule lists each of the Customers that accounted for more than $100,000 in revenue for the Business for the twelve (12) month period ended on December 31, 2012 (each of the foregoing and including The City University of New York and The Common Application, Inc., a "Significant Customer").  As of the date hereof, the Seller has not received written notice that any Significant Customer intends to terminate its Customer Contract (whether as a result of the transactions contemplated hereby or otherwise) and the Seller does not have any outstanding disputes concerning products or services provided to any Significant Customer.

(b)            Section 2.16(b) of the Disclosure Schedule lists (i) the Vendors by sales to the Business for the twelve (12) month period ended on December 31, 2012 and (ii) each Vendor that is, as of the date hereof, party to an Assigned Vendor Contract (each, a "Significant Vendor").  As of the date hereof, the Seller has not received written notice that any Significant Vendor intends to terminate its Vendor Contract (whether as a result of the transactions contemplated hereby or otherwise) and the Seller does not have any outstanding disputes concerning products or services provided by any Significant Vendor.

(c)            Section 2.16(c) of the Disclosure Schedule lists the contract execution date and date on which system implementation was completed for each Customer Contract executed during the twelve (12) month period ended on the Balance Sheet Date.

2.17            Brokers' Fees.  Neither the Seller nor any of its Affiliates has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement or any of the Ancillary Agreements.

2.18            Properties and Related Matters.

(a)            The Seller does not own any real property, land, buildings or structures related primarily to the Business.  Section 2.18(a) of the Disclosure Schedule lists, as of the date of this Agreement, the address of each parcel of leased real property used by the Seller in connection with the operation of the Business and such leased real property comprises all of the real property used in connection with the operation of the Business.

(b)            Section 2.18(b) of the Disclosure Schedule lists, as of the date of this Agreement, all items of tangible personal property related exclusively to the Business having a value in excess of $25,000 owned, leased or subleased by the Seller, specifying in the case of leases or subleases, the name of the lessor or sublessor, the lease term and basic annual rent.

2.19            Accounts Receivable.  All amounts of the Seller's reserves, allowances and discounts for accounts receivable set forth on Schedule 1.1(a)(i) and reflected in the Financial Statements (each such account receivable, a "Business Accounts Receivable") have been established in a manner which is consistent with reserves, allowances and discounts previously maintained by the Seller regarding the Business in the ordinary course.  Except as disclosed on Section 2.19 of the Disclosure Schedule, no Business Account Receivable is subject to any counterclaim or set off (other than returns and warranty claims in the ordinary course of business) and the Seller has not issued any material credits or credit memos in respect thereof.  To the knowledge of the Seller, all Business Accounts Receivable arose out of bona fide, arms-length transactions.

2.20            Gifts and Benefits.  To the knowledge of the Seller, since January 1, 2013, no employee or authorized agent of the Seller acting on the Seller's behalf has given or agreed to give to any Customer, Vendor, employee of any Governmental Entity or any actual or purported agent of any of the foregoing who is in a position to help or hinder the Business (or assist the Seller with any actual or proposed transaction for the Business) any illegal gift or benefit.

2.21            Reconciliation.  The Seller has applied the Escrow Payables against the corresponding Restricted Cash accounts such that the net presentation in each of the Financial Statements, the Closing Statement, the Year End Audited Financials and the Interim Unaudited Financials accurately reflects, or in the cases of the Year End Audited Financials and the Interim Unaudited Financials will reflect, in all material respects all amounts due and owed pursuant to the Customer Contracts as of the date hereof.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE BUYER
The Buyer represents and warrants to the Seller that the statements contained in this ARTICLE III are true and correct as of the date hereof.  For purposes of this Agreement, the phrase, "to the knowledge of the Buyer" or any phrase of similar import shall mean the actual knowledge after reasonable inquiry of the following individuals: Miles Lasater, Mark Volchek, Christopher Wolf, Robert Reach, Casey McGuane, Chris LaConte and Sharron Gasior.
3.1            Organization.  The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.2            Authority.  The Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder.  The execution and delivery by the Buyer of this Agreement and such Ancillary Agreements and the consummation by the Buyer of the transactions contemplated hereby and thereby have been validly authorized by all necessary corporate action on the part of the Buyer.  This Agreement and such Ancillary Agreements have been validly executed and delivered by the Buyer and, assuming this Agreement and each such Ancillary Agreement constitute the valid and binding obligation of the Seller, constitute valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

3.3            Noncontravention.  Subject to compliance with applicable antitrust or trade regulation laws, neither the execution and delivery by the Buyer of this Agreement or the Ancillary Agreements to which the Buyer is a party, nor the consummation by the Buyer of the transactions contemplated hereby or thereby:

(a)            conflict with or violate any provision of the charter or bylaws of the Buyer;

(b)            require on the part of the Buyer any material Third Party Consent;

(c)            conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate or modify, or require any notice, consent or waiver under, any material contract or agreement to which the Buyer is a party or by which the Buyer is bound; or

(d)            contravene, conflict with or result in a violation or breach of any Order specifically naming, or statute, rule or regulation applicable to the Buyer or any of its properties or assets or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify any government authorization or permit the is held by the Buyer, except for any contravention, conflict, violation, breach, revocation, withdrawal, suspension, cancellation, termination or modification that would not reasonably be expected to result in a Buyer Material Adverse Effect.

3.4            Litigation.  There are no (i) Orders specifically naming the Buyer or any of its Affiliates, (ii) Actions pending, or, to the Buyer's knowledge, threatened against, the Buyer or any of its Affiliates or (iii) administrative, civil or criminal investigations, indictments or audits by or before a Governmental Entity pending, or, to the Buyer's knowledge, threated against the Buyer or any of its Affiliates, which would, in each case, reasonably be expected to adversely affect the Buyer's performance under this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

3.5            Financing.  The Buyer has sufficient sources of financing in order to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and to fulfill its obligations hereunder and thereunder, including payment to the Seller of the Purchase Price at the Closing.

3.6            Solvency.  Immediately after giving effect to the transactions contemplated by this Agreement, the Buyer shall be able to pay its debts as they become due and shall own property having a present fair saleable value of not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured.  Immediately after giving effect to the transactions contemplated by this Agreement, the Buyer shall have adequate capital to carry on its business.  No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Buyer.

3.7            Operational Capability.  To the knowledge of the Buyer, immediately after giving effect to the transactions contemplated by this Agreement and the services to be provided to the Buyer under the Transition Services Agreement and the Bank Services Agreement, the Buyer shall be able to fully perform each Assigned Customer Contract.

3.8            No Stockholder Vote of the Buyer.  No vote or other action of the stockholders of the Buyer or any of its Affiliates is required pursuant to any applicable law, the organizational documents of the Buyer or any of its Affiliates or otherwise in order for the Buyer or its applicable Affiliates to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

3.9            Brokers' Fees.  Neither the Buyer nor any of its Affiliates has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement or any of the Ancillary Agreements.

ARTICLE IV
INDEMNIFICATION
4.1            Indemnification by the Seller.  Subject to the terms and conditions of this ARTICLE IV, from and after the Closing, the Seller shall indemnify the Buyer in respect of, and hold the Buyer harmless against, all Damages incurred or suffered by the Buyer or any Affiliate thereof resulting from or constituting:

(a)            any misrepresentation of any representation or any breach of any warranty of the Seller contained in this Agreement (without giving effect to any disclosures set forth in the Disclosure Schedule in respect of the last two sentences of Section 2.7(a), Section 2.11(b) or Section 2.13);

(b)            any breach or failure by the Seller to perform any covenant or agreement contained in this Agreement; or

(c)            any Excluded Liabilities.

4.2            Indemnification by the Buyer.  Subject to the terms and conditions of this ARTICLE IV from and after the Closing, the Buyer shall indemnify the Seller in respect of, and hold the Seller harmless against, any and all Damages incurred or suffered by the Seller or any Affiliate thereof resulting from or constituting:

(a)            any misrepresentation of any representation or any breach of any warranty of the Buyer contained in this Agreement;

(b)            any breach or failure by the Buyer to perform any covenant or agreement contained in this Agreement; or

(c)            any Assumed Liabilities.

4.3            Claims for Indemnification.

(a)            Third-Party Claims.  All claims for indemnification made under this Agreement resulting from, related to or arising out of a third-party claim against an Indemnified Party shall be made in accordance with the following procedures.  An Indemnified Party shall give prompt (but in any event within thirty (30) days) written notification to the Indemnifying Party of the commencement of any Action relating to a third-party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a third party; provided, however, that failure to notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that the Indemnifying Party may have to the Indemnified Party, except to the extent that the Indemnifying Party is prejudiced by such failure.  Such notification shall include a description in reasonable detail (to the extent known by the Indemnified Party) of the facts constituting the basis for such third-party claim and the amount of the Damages claimed.  Within thirty (30) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Action or claim with counsel reasonably satisfactory to the Indemnified Party.  If the Indemnifying Party does not assume control of such defense within thirty (30) days after the notice of such claim, the Indemnified Party against whom such claim has been made may, without prejudice to its right, if any, of indemnification hereunder and upon further notice to the Indemnifying Party, undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk, and at the expense, of the Indemnifying Party, subject to (i) the right of the Indemnifying Party to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof and (ii) in the case of any compromise or settlement, the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.  If, pursuant to the preceding sentence, the Indemnified Party so contests, defends, litigates or settles a claim for which it is entitled to indemnification hereunder, the Indemnified Party shall, subject to any defense that the Indemnifying Party may have that it is not obligated to provide indemnity, be reimbursed by the Indemnifying Party for the reasonable attorneys' fees and other expenses of contesting, defending, litigating and settling the claim that are incurred from time to time, promptly following the presentation to the Indemnifying Party of itemized bills for such reasonable attorneys' fees and other expenses.  The Party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such Action or claim, the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith shall be considered "Damages" for purposes of this Agreement; provided, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel for all Indemnified Parties.  The Party controlling such defense shall keep the other Party advised of the status of such Action or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto, and the Parties shall use commercially reasonable efforts to avoid production of confidential information and to preserve any applicable attorney-client or work-product privileges.  If the Indemnifying Party assumes the defense of an Action or claim, the Indemnified Party shall agree to any settlement of such Action or claim that the Indemnifying Party may recommend that by its terms (or pursuant to a binding commitment of the Indemnifying Party) obligates the Indemnifying Party to pay the full amount of any Damages payable in connection with such settlement; provided, however, that such settlement would not result in or reasonably be expected to lead to (i) the imposition of an Order that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates, (ii) a finding or admission of a violation of law by the Indemnified Party or any of its Affiliates, (iii) injunctive or other equitable relief against the Indemnified Party or (iv) any liability or creation of any financial or other obligation on the part of the Indemnified Party.  The Indemnifying Party shall not agree to any settlement of such Action or claim that does not include a complete release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party without the prior written consent of the Indemnified Party.

(b)            Procedure for Claims.  An Indemnified Party wishing to assert a claim for indemnification under this ARTICLE IV (other than a claim for indemnification arising out of a third-party claim) shall deliver to the Indemnifying Party a Claim Notice.  Within thirty (30) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer), (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer) or (iii) contest that the Indemnified Party is entitled to receive any of the Claimed Amount.  If the Indemnifying Party in such response contests the payment of all or part of the Claimed Amount and the Indemnified Party disputes such response, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve such dispute.  If such dispute is not resolved within sixty (60) days following the delivery by the Indemnifying Party of such response, the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of Section 9.11.

4.4            Survival.

(a)            The representations and warranties of the Seller and the Buyer set forth in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and continue until August 15, 2014, at which time they shall expire.  Notwithstanding the foregoing, the indemnity period for (i) the representations and warranties of the Seller contained in Sections 2.1, 2.2, 2.6, 2.17 and the first sentence of Section 2.9(b) (collectively, the "Seller Fundamental Representations") and of the Buyer contained in Sections 3.1, 3.2, 3.8 and 3.9 (collectively, the "Buyer Fundamental Representations") and (ii) fraud, in each case shall survive until thirty (30) days following the end of the applicable statute of limitations period; provided, however, that to the extent no applicable statute of limitation exists with respect to any of the Seller Fundamental Representations or any of the Buyer Fundamental Representations, such representation shall survive the Closing and the consummation of the transactions contemplated hereby until the fifth anniversary of the Closing Date, at which time they shall expire.

(b)            All covenants and agreements contained herein that by their terms are to be performed in whole or in part, or that prohibit actions, subsequent to the Closing Date shall survive the Closing in accordance with their terms, except that claims for indemnification in respect of any breach thereof shall survive until the date that is twelve (12) months after the time for performance of such covenants or agreements.

(c)            If an indemnification claim is properly and in good faith asserted in writing pursuant to Section 4.3 prior to the expiration as provided in Section 4.4(a) or Section 4.4(b) of the representation or warranty or covenant or agreement that is the basis for such claim, then such representation or warranty or covenant or agreement shall survive until, but only for the purpose of, the resolution of such claim.

(d)            This Section 4.4 shall not limit any covenant or agreement contained herein that by its terms contemplated performance after the Closing, and shall not extend the applicability of any covenant or agreement contained herein that by its terms relates only to a period between the date hereof and the Closing.

4.5            Limitations.

(a)            Notwithstanding anything to the contrary contained in this Agreement, the following limitations shall apply to indemnification claims under this Agreement:

(i)            (A) except with respect to breaches of the Seller Fundamental Representations, (i) the Seller shall be liable with respect to claims under Section 4.1(a) only if the aggregate Damages related to such claims, considered together, exceed one percent (1%) of the Adjusted Purchase Price (the "Deductible Amount") and, in such event, indemnification shall be made by the Seller for all such aggregate Damages above $250,000 (with the Buyer responsible for the first $250,000) and (ii) the Seller shall not be liable with respect to (and the Buyer shall be responsible for) any claims under Section 4.1(a) if the aggregate Damages related to such claims, considered together, are equal to or less than the Deductible Amount, and (B) except with respect to breaches of the Buyer Fundamental Representations, the Buyer shall be liable with respect to claims under Section 4.2(a) only if the aggregate Damages related to such claims, considered together, exceed the Deductible Amount and, in such event, indemnification shall be made by the Buyer for all such aggregate Damages above $250,000 (with the Seller responsible for the first $250,000) and (ii) the Buyer shall not be liable with respect to (and the Seller shall be responsible for) any claims under Section 4.2(a) if the aggregate Damages related to such claims, considered together, are equal to or less than the Deductible Amount; and

(ii)            the aggregate liability of the Seller for indemnification claims under Section 4.1(a) (other than indemnification claims with respect to breaches of the Seller Fundamental Representations) shall not exceed an amount equal to ten percent (10%) percent of the Adjusted Purchase Price (the "Cap") and (B) the aggregate liability of the Buyer for indemnification claims under Section 4.2(a) (other than indemnification claims with respect to breaches of the Buyer Fundamental Representations) shall not exceed the Cap;

(iii)            the Buyer shall not be entitled to make any claim for indemnification with respect to any matter to the extent the Purchase Price or Adjusted Purchase Price has been adjusted to reflect such matter pursuant to Section 1.4 or Section 7.11, and the Buyer's sole remedy for claims relating to (a) any asset or liability within the categories included within the Final Closing Statement shall be as provided in Section 1.4 and (b) any item on the Reconciliation Schedule shall be as provided in Section 7.11; and

(iv)            the amount of any Damages for which a Party is entitled to indemnification as provided under this ARTICLE IV shall be calculated net of any accruals, reserves or provisions therefor reflected in the Final Closing Statement.

(b)            Each Indemnified Party shall (and shall cause its Affiliates to) use commercially reasonable efforts to pursue all legal rights and remedies available in order to minimize the Damages for which indemnification is provided to it under this ARTICLE IV, provided that the reasonable out-of-pocket costs incurred by an Indemnified Party in minimizing such Damages may be claimed as indemnifiable Damages under this ARTICLE IV.

(c)            The amount of Damages recoverable by an Indemnified Party under this ARTICLE IV with respect to an indemnity claim shall be reduced by (i) the amount of any payment received by such Indemnified Party (or an Affiliate thereof), with respect to the Damages to which such indemnity claim relates, from an insurance carrier or any other Person or entity and (ii) the amount of any Tax benefit realized by such Indemnified Party (or an Affiliate thereof) which is attributable to the Damages to which such indemnity claim relates.  If an Indemnified Party (or an Affiliate) receives any insurance payment or Tax benefit in connection with any claim for Damages for which it has already received an indemnification payment from the Indemnifying Party, it shall pay to the Indemnifying Party, within thirty (30) days of receiving such insurance payment or Tax benefit, an amount equal to the excess of (A) the amount previously received by the Indemnified Party under this ARTICLE IV with respect to such claim plus the amount of the insurance payments and Tax benefits received, over (B) the amount of Damages with respect to such claim which the Indemnified Party has become entitled to receive under this ARTICLE IV.

(d)            The Parties agree that where one and the same facts qualifies under more than one provision entitling the Buyer or the Seller to a claim or remedy under this Agreement, there shall be only one claim or remedy.

(e)            In no event shall any Indemnified Party be entitled to indemnification pursuant to this ARTICLE IV to the extent any Damages were attributable to such Indemnified Party's own willful misconduct or fraud.

(f)            To the extent the Seller makes any payment pursuant to this ARTICLE IV in respect of Damages for which the Buyer or any of its Affiliates have a right to recover against a third party (including an insurance carrier), the Seller shall be subrogated to the right of the Buyer or any of its Affiliates to seek and obtain recovery from such third party.  The Buyer or its Affiliates shall duly execute upon request of the Seller all instruments reasonably necessary to evidence and perfect the subrogation rights set forth in this subsection (f), and otherwise cooperate in the prosecution of such claims.

(g)            Except with respect to (i) claims for equitable relief, including specific performance, made with respect to breaches of any covenant or agreement contained in this Agreement and (ii) claims for fraud, the rights of the Indemnified Parties under this ARTICLE IV and under ARTICLE V shall be the sole and exclusive remedies of the Indemnified Parties and their respective Affiliates with respect to claims covered by Section 4.1, Section 4.2, or ARTICLE V or otherwise relating to the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, in no event shall any Party, its successors or permitted assigns be entitled to claim or seek rescission of the transactions consummated by this Agreement.

(h)            Notwithstanding anything herein to the contrary, in no event shall the Buyer be entitled to the release of any Escrow Amount as satisfaction of a claim by the Buyer made pursuant to Section 4.1.

4.6            Treatment of Indemnification Payments.  Unless otherwise required by applicable Tax law, all indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Adjusted Purchase Price.
ARTICLE V
TAX MATTERS
5.1            Transfer Taxes.  The Seller shall pay any transfer, sales, use, stamp, conveyance, value added, recording, registration, documentary, filing and other non-Income Taxes and administrative fees (including notary fees) arising in connection with the consummation of the transactions contemplated by this Agreement (collectively, the "Transfer Taxes"). Within thirty (30) days after payment, the Seller shall provide the Buyer with evidence that such Transfer Taxes have been paid whereupon the Buyer shall reimburse the Seller for one half of all such Transfer Taxes.  The Seller shall file all necessary Tax Returns and other documentation with respect to all such Taxes and, if required by applicable law, the Buyer will (or will cause its Affiliates to) join in the execution of any such Tax Returns and other documentation.

5.2            Allocation of Certain Taxes.  Any real property, personal property or similar Taxes applicable to the Acquired Assets for a taxable period that includes but does not end on the Closing Date shall be paid by the Buyer or the Seller, as applicable, and such Taxes shall be apportioned between the Buyer and the Seller based on the number of days in the portion of the taxable period that ends on the Closing Date (the "Pre-Closing Tax Period") and the number of days in the entire taxable period.  The Seller shall pay the Buyer an amount equal to any such Taxes payable by the Buyer which are attributable to the Pre-Closing Tax Period, and the Buyer shall pay the Seller an amount equal to any such Taxes payable by the Seller which are not attributable to the Pre-Closing Tax Period.  Such payments shall be made on or prior to the Closing Date or, if later, on the date such Taxes are due (or thereafter, promptly after request by the Buyer or the Seller if such Taxes are not identified by the Buyer or the Seller on or prior to the Closing Date).
ARTICLE VI
EMPLOYEE MATTERS

6.1            Offer of Employment; Continuation of Employment.  Except to the extent prohibited by applicable law or regulation, the Buyer shall offer employment commencing the day after the Closing Date to all Seller Business Employees, including those on vacation, military leave, leave of absence (whether paid or unpaid), or short-term disability, other than those Seller Business Employees listed on Schedule 6.1, in accordance with the terms and conditions of this Article VI.  Section 6.1 shall not apply to any Seller Business Employee on long term disability or layoff.

6.2            Cessation of Business Benefit Plan Participation; 401(k) Plan Matters.  Except as otherwise provided in this ARTICLE VI or as otherwise required by applicable law, the Seller Business Employees shall cease to participate in or accrue further benefits under the Business Benefit Plans immediately prior to the Closing.  Effective as of the Closing, all Seller Business Employees who participate in the Seller's 401(k) Plan shall cease to participate in said plan.  The Buyer shall establish, if it does not already maintain, a defined contribution plan qualified under Section 401 of the Code which shall accept direct or indirect rollovers by New Buyer Employees of their vested interest in the Seller's 401(k) Plan, once the New Buyer Employees have satisfied the applicable eligibility requirements of the Buyer's 401(k) plan after applying the service crediting rules of Section 6.4(b).

6.3            Employment Related Liabilities.  The Buyer shall assume liability for (i) the employment of any New Buyer Employee on or after the Closing Date, (ii) any benefits, terms and conditions of employment, or the working conditions of any New Buyer Employee after the Closing Date and (iii) the termination of employment of any New Buyer Employee after the Closing Date.

6.4            Compensation; Employee Benefits; Severance Plans.

(a)            From the Closing Date through December 31, 2013 and except as set forth on Schedule 6.4 hereto, the Buyer shall provide each New Buyer Employee with (i) equivalent base pay and with a total bonus opportunity that is at least equal to the total bonus opportunity of the New Buyer Employee immediately prior to the Closing Date and (ii) other compensation, benefits (other than severance), and other terms and conditions of employment no less favorable in the aggregate than those being provided by the Buyer to its similarly situated employees.

(b)            The Buyer will take into account prior periods of service, as credited by the Seller, for purposes of determining, as applicable, the eligibility of New Buyer Employees for participation and vesting (but not for benefit accrual) of any employee under all employee benefit plans offered by the Buyer or any of its Affiliates to the New Buyer Employees, including vacation or paid time off plans or arrangements, 401(k) or other retirement savings plans and any severance or welfare plans.  The Buyer shall (i) waive any limitation on health and welfare coverage of New Buyer Employees due to pre-existing conditions and/or, waiting periods, active employment requirements, and requirements to show evidence of good health under the applicable health and welfare plan of the Buyer or any of its Affiliates to the extent such New Buyer Employees are currently covered under a health and welfare benefit plan of the Seller or any of its Affiliates and (ii) use commercially reasonable efforts to credit each New Buyer Employee with all deductible payments, co-payments and co-insurance paid by such employee under the medical employee benefit plan of the Seller or any of its Affiliates prior to the Closing Date during the year in which the Closing occurs for the purpose of determining the extent to which any such employee has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any medical plan of the Buyer or any of its Affiliates for such year, to the extent such types of costs would normally be credited toward the satisfaction of deductibles and out of pocket maximums under the terms of Buyer's plan, with such crediting being conditioned on the receipt of sufficient information from the Seller or its Affiliates (or their associated benefit plan) with respect to such amounts.  The Seller will pay whatever accrued vacation or PTO balances are due under applicable law or the Seller's policies with respect to all Seller Business Employees who cease to be employed by the Seller at the Closing Date.

(c)            In the event of termination of the employment of any New Buyer Employee by the Buyer on or before March 31, 2014 (including by reason of Constructive Termination) and except as set forth on Schedule 6.4 hereto, the Buyer shall provide the New Buyer Employee with severance pay and benefits that is no less favorable than the severance pay and benefits that the Seller provides to its similarly situated employees under the formula for severance pay and benefits in place at the Seller immediately before the Closing Date.  In addition, New Buyer Employees who remain employed on March 31, 2014 shall receive retention payments to be communicated to them by the Buyer in their offer letters or in documents accompanying such letters.  The Buyer's severance plans and arrangements will govern any terminations from and after April 1, 2014.

(d)            The Buyer agrees to indemnify the Seller and its Affiliates and defend and hold the Seller and its respective Affiliates harmless, from and against any and all Damages arising out of any claims by or in respect of any New Business Employee (or any heir, beneficiary, executor, administrator or Representative of any New Business Employee or any Person claiming through any New Business Employee) with respect to any Assumed Liabilities in respect of any such New Business Employee, except that the Seller agrees to indemnify the Buyer and its Affiliates and defend and hold each of the Buyer and its Affiliates harmless, from and against any and all Damages arising out of any claims, whether made prior to, on or after the Closing Date, with respect to the employment by Seller or its Affiliates of any Seller Business Employee and with respect to any of the Business Benefit Plans of the Seller or any of its Affiliates.

(e)            Nothing in this Agreement shall be construed to grant any employee any right to continued employment after the Closing Date or be construed to modify, amend or establish any benefit plan, program or arrangement.  No provision of this Agreement shall create any third party beneficiary rights in any New Business Employee or former Seller Business Employee in respect of continued employment (or resumed employment) or any other matter nor amend the terms of any benefit plan.

6.5            U.S. WARN Act.  The Seller agrees to provide any required notice under WARN and any other similar applicable law and to otherwise comply with any such law with respect to any "plant closing" or "mass layoff" (as defined in WARN) or similar event affecting employees and occurring before the Closing Date or arising as a result of the transactions contemplated hereby.  The Buyer shall assume sole responsibility for any liabilities or obligations arising under WARN or other applicable law resulting from the actions (or inactions) of the Buyer or its Affiliates on or after the Closing Date.

6.6            U.S. COBRA.  The Seller agrees to make COBRA continuation coverage available (and to comply with any notice obligation under COBRA) and any other similar applicable law on and after the Closing to any Seller Business Employee to the extent any Seller Business Employee experiences a Qualifying Event (as such term is defined in Code Section 4980B and the regulations thereunder) with respect to a Seller Employee Benefit Plan, in connection with the transaction contemplated in Article I of this Agreement, and to any other M&A Qualified Beneficiary, as that term is defined in Treas. Reg. Section 54.4980B-9, Q&A-4(a).  The Buyer agrees to be responsible for COBRA compliance with respect to any New Buyer Employee who experiences a qualifying event with respect to a Buyer group health plan after the Closing.
ARTICLE VII
 OTHER POST-CLOSING COVENANTS

7.1            Access to Information; Record Retention; Cooperation.

(a)            Access to Information.  Subject to compliance with contractual obligations and applicable laws and regulations, following the Closing, each Party shall afford to each other Party and to such Party's Representatives during normal business hours in a manner so as to not unreasonably interfere with the conduct of business (i) reasonable access and duplicating rights to all Information that relates to the Business within the possession or control of such Party and (ii) reasonable access to the personnel of such Party who have knowledge of such Information or the Business; provided, however, that neither Party shall be required to provide any Tax Return that includes such Party or any of its Affiliates or any Tax-related work papers, except, in each case, for materials that relate primarily to the Business.  Requests may be made under this Section 7.1(a) for financial reporting and accounting matters, preparing financial statements, preparing, reviewing and analyzing the Closing Statement, resolving any differences between the Parties with respect to the Closing Statement, preparing securities law or securities exchange filings, prosecuting, defending or settling any litigation, or insurance claim, performing obligations under this Agreement and the Ancillary Agreements, and all other proper business purposes.

(b)            Preparation of the Seller Financial Statements.  Without limitation of the provisions of Section 7.1(a), following the Closing, the Buyer, upon the request of the Seller, shall provide to the Seller all Information relating to the Business reasonably required for the Seller to prepare the (i) Closing Statement and (ii) financial statements of the Seller and its Affiliates.  In connection with the preparation of (i) the Closing Statement and (ii) such financial statements, the Buyer shall provide the Seller (and its auditors) with reasonable access to the Business, its financial management and any accountant's work papers, and all financial books, accounts and records relating to the Business.

(c)            Reimbursement.  A Party making Information or personnel available to another Party under this Section 7.1 shall be entitled to receive from such other Party, upon the presentation of invoices therefor, payments for such amounts relating to supplies, disbursements and other out-of-pocket expenses, as may reasonably be incurred in making such Information or personnel available; provided, however, that no such reimbursements shall be required for the salary or cost of fringe benefits or similar expenses pertaining to employees of the providing Party.

(d)            Retention of Records.  Except as may otherwise be required by law or agreed to in writing by the Parties, each Party shall use commercially reasonable efforts to preserve, until seven (7) years after the Closing Date, all Information relating to the Business in its possession or control prior to the Closing.  Notwithstanding the foregoing, in lieu of retaining any specific Information relating to the Business, any Party may offer in writing to the other Party to deliver such Information to the other Party, and if such offer is not accepted within ninety (90) days, the offered Information may be disposed of at any time.

(e)            Confidentiality.  From and after the Closing, each Party shall hold, and shall cause its respective Affiliates and Representatives to hold, in strict confidence all Information concerning the other Party furnished to it by such other Party or any of its Representatives pursuant to this Section 7.1 (except to the extent that such Information (i) becomes generally available to the public other than as a result of a disclosure by any of the receiving Party, its Affiliates or their respective Representatives, (ii) was available to the receiving Party on a non-confidential basis prior to the disclosure of such Information to the receiving Party pursuant to this Agreement, or (iii) becomes available to the receiving Party after such disclosure on a non-confidential basis from a source other than the disclosing Party, its Affiliates or any of their Representatives; provided, however, that in the case of Information described in either clause (ii) or clause (iii) above, the receiving Party has reasonably determined, after due investigation, that the source of such Information was not bound by a confidentiality agreement with or other contractual, legal, or fiduciary obligation of confidentiality to the disclosing Party or any of its Affiliates with respect to such Information.  Information shall not be deemed to be in the public domain merely because any part of said Information is embodied in general disclosures or because individual features, components, or combinations thereof are now or become known to the public), and each Party shall not and shall cause its Affiliates and Representatives not to (y) release or disclose such Information to any other Person, except such Party's Representatives, unless compelled to disclose such Information by judicial or administrative process or by other requirements of law or so as not to violate the rules of any stock exchange or (z) use such Information for any purpose detrimental to the disclosing Party or for its benefit (including for purposes of trading securities, for competitive purposes or to obtain commercial advantage with respect to the disclosing Party); provided, however, that in the case of disclosure compelled by judicial or administrative proceedings, the receiving Party shall (to the extent permitted by applicable law) notify the disclosing Party promptly of the request and the documents requested thereby so that the disclosing Party may seek an appropriate protective order or other appropriate remedy, cooperate with the disclosing Party to obtain such protective order or other remedy, consult with the receiving Party with respect to taking steps to resist or narrow the scope of such request, or to waive compliance, in whole or in part, with the terms of this Section 7.1(e).  If, in the absence of a protective order or other remedy or the receipt of a waiver hereunder, a Party is, in the opinion of its counsel, legally compelled to disclose any Information to any Governmental Entity or else stand liable for contempt or suffer other censure or penalty, such Party may so disclose the Information without liability hereunder; provided, however, that: (i) such Party (or such other Persons to whom such request is directed) furnishes only that portion of the Information that its counsel advises is legally required to be disclosed, gives written notice to the other Party of the Information to be disclosed (including copies of the relevant portions of the relevant documents) as far in advance of its disclosure as is practicable and uses its best efforts to obtain assurances that confidential treatment will be accorded such Information and (ii) such disclosure was not caused by and did not result from a previous disclosure by the receiving Party, its Affiliates or any of their Representatives that was prohibited hereunder.  Notwithstanding the foregoing, after the Closing, the Buyer, in its sole discretion, shall be permitted to disclose any Information about the Business and that does not relate to the Seller or any of its Affiliates to third parties that the Buyer elects to disclose.

(f)            Cooperation.  In the event and for so long as a Party is actively contesting or defending against any Action in connection with (i) any transaction contemplated under this Agreement or an Ancillary Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Business, the non-contesting or non-defending Party shall (and shall cause its Affiliates, as applicable, to) cooperate (subject to applicable confidentiality obligations, legal privileges and similar protections, and law and regulations) with the contesting or defending Party and its counsel in the defense or contest, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article IV or an Ancillary Agreement).  The obligations under this Section 7.1(f) shall not apply in connection with any dispute between the Parties.

7.2            Use of Name for Transition Period; Deletion of Non-Transferred Software.

(a)            Following the Closing, except as otherwise provided in Section 7.2(b), the Buyer shall have no rights to use any Retained Marks and will not hold itself out as having any affiliations with the Seller or any of its Affiliates.  Notwithstanding the foregoing, the Seller agrees that, following the Closing, the Seller shall not (i) assert any claim to a trademark right in the use of the term "Campus Solutions" or "MyFlexCard" or (ii) without the written approval of the Buyer, use the Trademarks "Sallie Mae Campus Solutions" or "MyFlexCard by Sallie Mae" for any purpose for the period of one year commencing on the Closing Date.

(b)            Notwithstanding the provisions of Section 7.2(a), for a period of one hundred and twenty (120) days after the Closing Date, the Buyer may utilize sales and promotional aids, literature and other printed material of the Business, with the Retained Marks as present on such materials immediately prior to the Closing, provided such material clearly and prominently displays the following statement or a statement of similar import, the form of which shall be previously approved by the Seller: "[the Buyer product/service name], formerly a product/service of Sallie Mae."  Promptly following the Closing Date, the Buyer will implement a plan to eliminate the use of all such material within such one hundred and twenty (120) day period.  The Buyer will direct all Customers of the Business to cease using any of the Retained Marks in any manner in connection with the Business within twelve (12) months after the Closing Date; provided, that the Buyer will not be responsible for such Customers' continued use of the Retained Marks so long as such use is not authorized or encouraged by the Buyer.

(c)            The licenses set forth in Section 7.2(b) shall not prohibit the Seller or any of its Affiliates from using the Retained Marks (or any similar name or logo) during the term of the respective license or thereafter in any manner.  The Buyer's use of the Retained Marks shall be consistent with the past practices of the Seller and its Affiliates in connection with their business and operations and, with respect to such use, the Buyer shall adhere to substantially similar quality standards to which the Seller and its Affiliates adhered immediately prior to the Closing.

(d)            The Buyer shall not use and shall cause each of its Affiliates not to use any third-party software loaded on the Equipment included in the Acquired Assets as of the Closing Date if such software is not included in the Acquired Assets or otherwise licensed to the Buyer.  The Buyer shall, as soon as is reasonably practical, and in any event no later than forty-five (45) days following the Closing, delete all such software from any of the Equipment on which it is installed.

(e)            The Seller (or its applicable Affiliates) shall retain ownership of all domain names employing the name "Sallie Mae" and "Academic Management Services" and neither the Buyer nor any of its Affiliates shall have any right or license to any such domain name.  To the extent the Business utilized any internet protocol address space allocated to the Seller, such internet protocol address space shall remain the property of the Seller, and no rights or licenses are granted to the Buyer with respect thereto.

7.3            Collection of Accounts Receivable.  The Seller shall forward promptly (but in any event within thirty (30) days of receipt by the Seller) to the Buyer any monies, checks or instruments received by the Seller after the Closing with respect to the accounts receivable listed on Schedule 1.1(a)(i).

7.4            Payment of Assumed Liabilities.  In the event that, following the Closing (a) the Seller or any of its Affiliates inadvertently pay or discharge an Assumed Liability or (b) the Buyer or any of its Affiliates inadvertently pay or discharge an Excluded Liability, in the case of clause (a), the Buyer shall, and in the case of clause (b), the Seller shall, reimburse the other Party (or its Affiliate) for the amount so paid or discharged within ten (10) days of being presented with written evidence of such payment or discharge.

7.5            Maintenance of Certain Products; Required Consents.

(a)            The Buyer shall not sell, offer or provide the Debit Card Products and the No-Fee Student Checking Products to any students of a Customer unless one or more other students of such Customer were using the Debit Card Products or the No-Fee Student Checking Products as of the Closing Date.

(b)            The Buyer shall take all commercially reasonable actions required to obtain the Required Consents, provided that such actions shall not be less than the commercially reasonable actions the Seller would have taken to obtain the Required Consents, and both Parties will cooperate with each other in obtaining the Required Consents, including taking the actions set forth on Schedule 7.10.

7.6            Closing Balance Sheet.  A complete set of audited financial statements for the Business, consisting of the balance sheet as of December 31, 2011 and December 31, 2012 and the income statement, stockholders equity, cash flows and footnotes for the year ended December 31, 2012, prepared in accordance with GAAP accompanied by an unqualified opinion from the Seller's independent accountants, shall be delivered to the Buyer no later than forty-five (45) days after the Closing Date (collectively, the "Year End Audited Financials").  A complete set of unaudited financial statements for the Business, consisting of the balance sheet, income statement, stockholders equity, and cash flows as of and for the three months ended March 31, 2013, prepared in accordance with GAAP, shall be delivered to the Buyer no later than forty-five (45) days after the Closing Date (collectively, the "Interim Unaudited Financials"). The Interim Unaudited Financials shall be subject to a review to be conducted in accordance with the standards established by the American Institute of Certified Public Accountants.

7.7            Non-competition and Non-solicitation.

(a)            The Seller agrees that, for a period from the Closing Date until the 42nd month anniversary of the Closing Date (the "Restricted Period"), it will not (i) engage directly or indirectly in the Prohibited Business or (ii) own any interest in, manage or control any Person that is engaged in the Prohibited Business, in each case except to the extent specifically permitted in this Section 7.7.

(b)            Section 7.7(a) shall in no way restrict the Seller from, directly or indirectly:

(i)            engaging in the Prohibited Business as a result of any acquisition by the Seller or its parent company (whether by merger, consolidation, purchase of assets or equity, joint venture or other similar transaction) so long as the total consolidated revenue attributable to the Prohibited Business for the most recent twelve (12) calendar month period preceding the signing date of such acquisition represents less than ten percent (10%) of such acquired business's total consolidated revenue for the most recent twelve (12) calendar month period preceding the signing date of such acquisition; provided, however, that if the consolidated revenue attributable to the Prohibited Business for the most recent twelve (12) calendar month period preceding the signing date of such acquisition represents more than ten percent (10%) but does not exceed forty percent (40%) of such acquired business's total consolidated revenue for the most recent twelve (12) calendar month period preceding the signing date of such acquisition, the Seller or its parent company shall offer to sell to the Buyer the part of the acquired business that is engaged in the Prohibited Business (the "Target Business") at fair market value with a closing of such sale to occur as soon as practicable (provided, for the avoidance of doubt, that any such sale obligation shall terminate upon the expiration of the Restricted Period).  If the Buyer accepts such offer, the Buyer and the Seller shall in good faith engage in a sale process (including providing access to information regarding the Target Business, determining the fair market value and negotiating and documenting the terms and conditions of such sale).  If (i) the Buyer rejects such offer or (ii) such sale of the Target Business has not been consummated after engaging in good faith in such sale process for a period of one hundred and twenty (120) days after the determination of the fair market value, then in each case, the Seller may retain the Target Business without being in violation of Section 7.7(a).  For the avoidance of doubt, the Seller shall not be permitted to engage in the Prohibited Business as a result of any acquisition by the Seller or its parent company (whether by merger, consolidation, purchase of assets or equity, joint venture or other similar transaction) if the total consolidated revenue attributable to the Prohibited Business for the most recent twelve (12) calendar month period preceding the signing date of such acquisition represents more than forty percent (40%) of such acquired business's total consolidated revenue for the most recent twelve (12) calendar month period preceding the signing date of such acquisition;

(ii)            owning securities of or other interests in a Person engaged in the Prohibited Business so long as the Seller and its subsidiaries do not own in the aggregate more than ten percent (10%) of any class of equity securities or voting rights of such Person;

(iii)            providing or participating in any debt financing to any Person engaged in the Prohibited Business;

(iv)            consummating the transactions or providing or receiving the services contemplated by this Agreement or any of the Ancillary Agreements;

(v)            engaging in any business (other than the Prohibited Business) conducted, as of the Closing Date, by the Seller or any of its Affiliates (for the avoidance of doubt, the Seller and certain of its Affiliates provide (and Section 7.7(a) shall not restrict any of them from continuing to provide or providing in the future) ancillary or support services to Persons who are or will be engaged in the Prohibited Business, including bank-related services and collection activities; or

(vi)            any of the matters set forth on Schedule 7.7(b).

(c)            The Seller agrees that, for a period from the Closing Date until the third anniversary of the Closing Date, the Seller will not solicit or knowingly encourage or take any other action that is intended to induce any New Buyer Employee to terminate his or her employment with the Buyer or any of its subsidiaries; provided, however, that (i) solicitation of employment through general advertising by the Seller shall not violate this Section 7.7(c); and provided, further, that this Section 7.7(c) shall not apply to any employee who is no longer employed by the Buyer or any of its subsidiaries on or after the Closing Date, provided that prior to any termination, the Seller shall not have solicited such employee in violation of this Agreement.

(d)            If the Seller is acquired (directly or indirectly, whether by merger, consolidation, purchase of assets or equity or similar transaction) by any Person who is not an Affiliate of the Seller (such Person, the "Acquiror"), Section 7.7(a) and Section 7.7(c) shall not apply in respect of any activities of the Acquiror or any of its Affiliates (but excluding the activities of the Seller following such acquisition).

(e)            For purposes of Sections 7.7(b) and 7.7(d), references to the Seller's Affiliates or subsidiaries shall mean current and future Affiliates or subsidiaries.

7.8            1098-T and 1099-K Support.  Upon the Seller's written request, the Buyer shall promptly, and in any event within thirty (30) days after the Buyer's receipt of such request, deliver to the Seller, in a Microsoft Excel file, any and all information in the Buyer's possession which is required by the Seller to prepare any Form 1098-T or Form 1099-K that the Seller is obligated to prepare, file or report, including the recipient's name, address and EIN, along with the merchant code, gross payments per month and number of transactions for the period to be covered by the Form 1098-T or Form 1099-K, as applicable.

7.9            Cross-Selling Efforts.  Following the Closing:

(a)            The Seller and the Buyer shall pursue in good faith a possible reseller agreement between the Parties, pursuant to which the Seller would be authorized to sell the Buyer's suite of B2B products to the Seller's school customers on a mutually acceptable terms and conditions.

(b)            Separate from the actions taken in connection with Section 7.9(a), each of the Seller and the Buyer shall use commercially reasonable efforts to assemble a team of employees to evaluate the possibility of creating a tuition payment plan product that would be provided by the Buyer and be offered to the campus market on a co-branded basis.

(c)            With respect to a reseller agreement of the type described in Section 7.9(a), notwithstanding anything to the contrary in this Section 7.9, each of the Buyer and the Seller agrees that Section 7.9(a) and (b) merely reflect the Parties' intention to consider in good faith cross-selling opportunities between the Parties.  Any obligation of a Party under this Section 7.9 shall terminate upon the expiration of the Post-Closing Consent Period unless extended by mutual agreement.

7.10            Escrow.  The Parties shall take the actions set forth on Schedule 7.10.

7.11            Reconciliation Schedule and Adjustments.

(a)            Within three months of the Closing Date, the Seller, at its expense, shall cause the preparation and delivery to the Buyer of a complete and accurate schedule (the "Reconciliation Schedule") reflecting the Escrow User Payables and the Escrow User Receivables and related restricted cash (itemized by User and aged) as of the Closing Date.  On May 27, 2013 and thereafter upon the Buyer's request made no more often than once every twenty (20) days until done, the Seller shall (i) give the Buyer the opportunity to review the work done by the Seller to date as to the preparation of the Reconciliation Schedule and (ii) meet with the Buyer to discuss such work and the Seller's estimated plan to complete the preparation of such schedule.

(b)            If the amount of the Escrow User Receivables plus related restricted cash, less the aggregate amount of Escrow User Payables, is less than zero, the Seller shall pay to the Buyer, by wire transfer of immediately available funds, within three (3) Business Days after the date on which the Reconciliation Schedule is finally determined (such determination date, the "Reconciliation Schedule Determination Date"), the amount by which the Escrow User Receivables plus related restricted cash, less the aggregate amount of Escrow User Payables, is less than zero.  If the amount of the Escrow User Receivables plus related restricted cash, less the aggregate amount of Escrow User Payables, is greater than zero, the Buyer shall pay to the Seller, by wire transfer of immediately available funds, within three (3) Business Days after the Reconciliation Schedule Determination Date, the amount by which the Escrow User Receivables plus related restricted cash, less the aggregate amount of Escrow User Payables, exceed zero.

(c)            The final determination of the Reconciliation Schedule, including resolution of any disputes between the Seller and the Buyer regarding the Reconciliation Schedule, shall be conducted in a manner consistent with the determination of the Final Closing Statement as set forth in Section 1.4.

(d)            Unless otherwise required by applicable Tax law, all payments made under this Section 7.11 shall be treated by the Parties as an adjustment to the Adjusted Purchase Price.  Any payment made by the Seller under this Section 7.11 shall not constitute or be deemed to constitute a misrepresentation of any representation or a breach of any warranty of the Seller contained in this Agreement.

ARTICLE VIII
DEFINITIONS
For purposes of this Agreement, each of the following terms shall have the meaning set forth below.
"Accounting Determination" shall have the meaning set forth in Section 1.2(b) of this Agreement.
"Acquired Assets" shall mean the following assets of the Business as of the Closing by the Seller:
(a)            all accounts receivable and other receivables, whether or not billed, set forth on Schedule 1.1(a)(i);
(b)            all Restricted Cash;
(c)            all Equipment set forth on Schedule 1.1(a)(ii);
(d)            the Assigned Contracts, except as provided in Section 1.5;
(e)            the toll-free numbers set forth on Schedule 1.1(a)(vii);
(f)            all Seller Intellectual Property;
(g)            all goods and services and all other economic benefits to be received subsequent to the Closing arising out of prepayments and payments by the Seller prior to the Closing as reflected on the balance sheet of the Business as of the Closing Date;
(h)            all books (other than stock record books), records, accounts, ledgers, files, documents, correspondence, studies, reports and other printed or written materials, financial records, financial information, marketing and sales information, administrative records and records and information relating exclusively to the New Buyer Employees, in each case, to the extent related exclusively to any items set forth in this definition and subject to any restrictions imposed by applicable law; and
(i)            all goodwill associated with the Business.

"Acquiror" shall have the meaning set forth in Section 7.7(d) of this Agreement.
"Action" shall have the meaning set forth in Section 2.10 of this Agreement.
"Adjusted Purchase Price" shall mean the Purchase Price as adjusted pursuant to Section 1.4.
"Affiliate" shall have the meaning assigned to it in Rule 12b-2 of the Securities and Exchange Act of 1934.
"Agreed Amount" shall mean part, but not all, of the Claimed Amount.
"Agreement" shall have the meaning set forth in the first paragraph of this Agreement.
"Allocation" shall have the meaning set forth in Section 1.2(b) of this Agreement.
"Ancillary Agreements" shall mean the agreements and instruments referred to in clauses (iii) – (vii) in Section 1.3(b) of this Agreement.
"Assigned Contracts" shall mean the contracts or agreements to which the Seller is a party that are (i) Assigned Customer Contracts, (ii) Assigned Vendor Contracts or (iii) listed in Schedule 1.1(a)(v).
"Assigned Customer Contract" shall mean each Customer Contract listed on Schedule 1.1(a)(iii).
"Assigned Vendor Contract" shall mean each Vendor Contract listed on Schedule 1.1(a)(iv).
"Assumed Liabilities" shall mean the following liabilities and obligations (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due):
(a)            all liabilities reflected in the calculation of the Closing Working Capital Amount;
(b)            all liabilities and obligations arising under the Assigned Contracts to be satisfied or performed on or after the Closing;
(c)            all liabilities and obligations arising from the operation of the Business or the ownership of the Acquired Assets on or after the Closing Date;
(d)            all liabilities and obligations in respect of employees or employee benefits that are assumed by the Buyer pursuant to ARTICLE VI;
(e)            all liabilities and obligations for any Taxes (i) reflected in the calculation of the Closing Working Capital Amount and (ii) for which the Buyer is liable pursuant to ARTICLE V;
(f)            all liabilities and obligations arising out of or relating to Section 1.5; and
(g)            all liabilities in respect of Actions arising out of any of the foregoing.

"Assumption Agreement" shall have the meaning set forth in Section 1.3(b)(iv) of this Agreement.
"Balance Sheet Date" shall mean March 31, 2013.
"Bank Services Agreement" shall have the meaning set forth in Section 1.3(b)(vi) of this Agreement.
"Bill of Sale" shall have the meaning set forth in Section 1.3(b)(iii) of this Agreement.
"Business" shall mean the business of the Seller currently conducted by the Seller's Campus Solutions division, as of the date hereof, which consists of (i) providing a suite of products and services, including Tuition Payment Plans, NetPay, and Refund Processing, to colleges, universities, high schools, middle schools, elementary schools, kindergartens and any other schools, municipalities, educational institutions or educational organizations, whether public or private, and (ii) providing gateway payment services for college application fees or alumni donations to corporate partners, and excludes, in all cases, the Excluded Assets and the Overhead and Shared Services.
"Business Accounts Receivable" shall have the meaning set forth in Section 2.19 of this Agreement.
"Business Benefit Plan" shall mean any Employee Benefit Plan maintained, or contributed to, by the Seller, or any ERISA Affiliate for the benefit of Seller Business Employees (and their beneficiaries) that are material to the Business.
"Business Day" shall mean any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in New York, New York are permitted or required by law or Order to remain closed.
"Business Material Adverse Effect" shall mean any change, effect or circumstance that, individually or in the aggregate (a) is materially adverse to the business, assets, financial condition or results of operations of the Business, taken as a whole or (b) materially impairs the ability of the Seller to consummate the transactions contemplated by this Agreement; provided, however, that a "Business Material Adverse Effect" shall not include any adverse change, effect or circumstance: (i) that is attributable to the announcement or performance of this Agreement or the transactions contemplated by this Agreement; or (ii) arising out of or resulting from (A) any change in law or accounting standards or interpretations thereof applicable to the Business, (B) any change in general political, economic, regulatory or business conditions (including acts of war, declared or undeclared, armed hostilities, sabotage and terrorism), or in financial, securities or other market conditions generally, including changes in interest rates or exchange rates, whether globally or in the United States, (C) any changes generally affecting any industry in which the Business operates, (D) any change resulting from or arising out of natural disasters, (E) any change resulting from actions permitted to be taken pursuant to this Agreement or the Ancillary Agreements or consented to by the Buyer in writing, or (F) any failure of the Business to meet any estimates of revenues or earnings for any period ending on or after the date hereof (but not, in the case of clause (F), the underlying cause of such failures, unless such failures would otherwise be excepted from this definition), except, with respect to clauses (A), (B), (C) or (D), to the extent the Business is disproportionately affected in a material way thereby.
"Buyer" shall have the meaning set forth in the first paragraph of this Agreement.
"Buyer Certificate" shall mean a certificate executed by the Secretary of the Buyer certifying that attached thereto are (i) a certificate of good standing of the Buyer in its jurisdiction of organization, (ii) true and complete copies of authorizing resolutions with respect to the transactions contemplated by this Agreement and the Ancillary Agreements, which resolutions have not been modified, rescinded or revoked, and (iii) specimen signatures of the officers of the Buyer authorized to sign this Agreement and the Ancillary Agreements on behalf of the Buyer.
"Buyer Fundamental Representations" shall have the meaning set forth in Section 4.4(a) of this Agreement.
"Buyer Material Adverse Effect" shall mean a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement.
"Cap" shall have the meaning set forth in Section 4.5(a)(ii) of this Agreement.
"Claim Notice" shall mean a written notice that contains (i) a description and the Claimed Amount of any Damages incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under ARTICLE IV and a reasonable explanation of the basis therefor and (iii) a demand for payment in the amount of such Damages.
"Claimed Amount" shall mean the amount of any Damages claimed by an Indemnified Party.
"Closing" shall mean the closing of the transactions contemplated by this Agreement.
"Closing Date" shall mean the date of this Agreement.
"Closing Statement" shall mean a statement containing a balance sheet for the Business as of the Closing Date and calculating the Closing Working Capital Amount.
"Closing Working Capital Amount" shall mean the working capital of the Business as of the end of the Closing Date, calculated in accordance with (and only including the line items referenced in) Schedule 1.4.
"COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985.
"Code" shall mean the Internal Revenue Code of 1986, as amended.
"Confidentiality Agreements" shall mean the confidentiality letter agreements dated January 23, 2013 and April 3, 2013 between the Buyer and the Seller.
"Constructive Termination" shall mean the resignation of employment by a New Buyer Employee within ninety (90) days following the relocation of such employee's primary work location to a location that increases the employee's one-way commute by more than fifty (50) miles or any relocation that would give rise to a claim of constructive discharge under applicable local law.
"Customer" shall mean any college, university, high school, middle school, elementary school, kindergarten or any other school, municipality, educational institution or organization, whether public or private, that receives one or more services or products from the Business.
"Customer Contract" shall mean any contract or agreement between a Customer and the Seller.
"Damages" shall mean any and all liabilities, losses, judgments, demands, claims, actions, causes of action, suits, proceedings, hearings, charges, complaints, liens, dues, monetary damages, fines, fees, penalties, costs and expenses (including reasonable attorneys' fees and expenses), in each case, other than damages or amounts that are special, exemplary or punitive except to the extent the same are required to be paid to a third party pursuant to a third party claim.
"Debit Card Products" shall mean any debit card, whether prepaid or not, issued by SMB and hosted on the platform supported by FIS or Metavante Corporation used as a payment solution by a Customer's students for Refund Processing in effect immediately prior to the Closing.
"Deductible Amount" shall have the meaning set forth in Section 4.5(a)(i) of this Agreement.
"Disclosure Schedule" shall mean the disclosure schedule provided by the Seller to the Buyer on the date hereof; provided that the mere inclusion of an item in the Disclosure Schedule as an exception to a representation or warranty will not be deemed an admission by the Seller that such item represents a material exception or fact, event or circumstance, that such item has had, or is expected to result in, a Business Material Adverse Effect, or that such item actually constitutes noncompliance with, or a violation of, any law, permit or contract or other topic to which such disclosure is applicable.
"Employee Benefit Plan" shall mean (a) any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), (b) any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) and (c) any other written or oral plan, agreement or arrangement involving compensation, including insurance coverage, salary continuation, severance benefits, disability benefits, deferred compensation, retention, change in control, vacation, holiday, sick leave, cafeteria plan, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, or fringe benefits, whether or not qualified, funded, foreign or domestic, and any trust, escrow or similar agreement related thereto.
"Equipment" shall mean computers, furniture, fixtures, telecommunications, and other equipment and other interests in tangible personal property, excluding in all cases any Intellectual Property covering, embodied in or connected to any of the foregoing.
"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.
"ERISA Affiliate" shall mean any entity that is, on the date hereof, a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes the Seller.
"Escrow Agent" shall mean JPMorgan Chase Bank, NA, as escrow agent.
"Escrow Agreement" shall have the meaning set forth in Section 1.3(b)(vii) of this Agreement.
"Escrow Amount" shall mean $5,184,529.
"Escrow Payables" shall mean any cash amounts owed by the Seller pursuant to a Customer Contract, which amounts would properly be reflected as escrow payables on the balance sheet of the Business.
"Escrow User Payables" shall mean all amounts due to a User from the Buyer pursuant to a Customer Contract from a payment to the Buyer from such User or another User.
"Escrow User Receivables" shall mean all amounts due from a User to the Buyer for payment by the Buyer to another User pursuant to a Customer Contract.
"Excluded Assets" shall mean all assets, properties and rights of the Seller or any of its Affiliates that are not Acquired Assets, including:
(a)            all cash and cash equivalents or similar investments, bank accounts, commercial paper, certificates of deposit, Treasury bills and other marketable securities (for the avoidance of doubt, this does not include the restricted cash reflected on the balance sheet of the Business as of the Closing Date);
(b)            all rights to insurance claims, related refunds and proceeds to the extent arising from or related to any of the items in this definition and Excluded Liabilities;
(c)            all rights that accrue or will accrue to the benefit of the Seller under this Agreement or any of the Ancillary Agreements;
(d)            all Tax refunds or credits and Tax deposits attributable to taxable periods (or portions thereof) ending on or before the Closing Date and all Tax books and records;
(e)            assets associated with any Business Benefit Plan;
(f)            all Intellectual Property rights other than the Seller Intellectual Property;
(g)            all actions, claims, causes of action, rights of recovery, choses in action and rights of setoff of any kind arising before, on or after the Closing relating to any of the items in this definition and any Excluded Liabilities;
(h)            the minute books, stock ledgers, charter documents, corporate record books, financial records and other books and records as pertain to the organization, existence or capitalization of the Seller and its Affiliates;
(i)            all books, records, accounts, ledgers, files, documents, correspondence, studies, reports and other printed or written materials to the extent related to any Excluded Assets or Excluded Liabilities and all personnel records;
(j)            any assets used for the purpose of providing Overhead and Shared Services and, other than as provided in the Transition Services Agreement, any rights of the Business to receive from the Seller or any of its Affiliates any Overhead and Shared Services;
(k)            other than to the extent the same specifically constitute Acquired Assets, any computer software systems that are a part of the systems of the Seller or any of its Affiliates or that are under a license agreement to the Seller or any of its Affiliates;
(l)            all stock or other equity interests in any Person;
(m)            all qualifications to do business as a foreign company and arrangements with registered agents relating to foreign qualifications; and
(n)            all assets, properties or rights listed on Schedule 1.1(b).

"Excluded Liabilities" shall mean all liabilities and obligations of the Seller that are not Assumed Liabilities, including:
(a)            all liabilities and obligations arising from the operation of the Business or ownership of the Acquired Assets prior to the Closing;
(b)            all liabilities and obligations relating exclusively to the Excluded Assets;
(c)            all liabilities and obligations for (i) any Taxes of the Seller except to the extent such Taxes are reflected in the calculation of the Closing Working Capital Amount and (ii) any Taxes for which the Seller is liable pursuant to ARTICLE V;
(d)            except as otherwise specifically provided herein, all liabilities and obligations with any Business Benefit Plan, and all liabilities and obligation of the Seller in respect of employees or employee benefits retained by the Seller pursuant to ARTICLE VI;
(e)            all liabilities and obligations of the Seller under this Agreement and the Ancillary Agreements;
(f)            except as otherwise specifically provided herein, all liabilities and obligations of the Seller for costs and expenses incurred in connection with this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements; and
(g)            all liabilities in respect of Actions arising out of the foregoing.

"Exploit" shall mean develop, design, test, modify, make, use, sell, have made, used and sold, import, reproduce, market, distribute, commercialize, support, maintain, correct and create derivative works of.
"Federal Funds Rate" shall mean the offered rate as reported in The Wall Street Journal in New York in the "Money Rates" section for reserves traded among commercial banks for overnight use in amounts of one million dollars or more on the Business Day immediately prior to the day on which a payment is due hereunder.
"Final Closing Statement" shall mean the statement accepted (or deemed accepted) by the Buyer pursuant to Section 1.4(b), prepared and signed pursuant to Section 1.4(c)(ii) or delivered by the Neutral Accountant pursuant to Section 1.4(c)(v), as the case may be.
"Financial Statements" shall mean (a) the unaudited statement of operations for the Business for the fiscal year ended December 31, 2012, (b) the unaudited balance sheet as of the Balance Sheet Date and (c) the unaudited statement of operations for the 3-month period ended as of the Balance Sheet Date, in each case attached hereto as Schedule 2.4.
"FIS" shall mean Fidelity National Information Services Inc.
"GAAP" shall mean United States generally accepted accounting principles.
"Governmental Entity" shall mean any court, arbitrational tribunal, administrative agency or commission or other federal, state, local or foreign governmental or regulatory authority or agency.
"Income Taxes" shall mean any Taxes imposed upon or measured by net income.
"Indemnified Party" shall mean the party entitled to indemnification under ARTICLE IV of this Agreement.
"Indemnifying Party" shall mean the party from whom indemnification is sought by the Indemnified Party.
"Information" shall mean all non-privileged records, books, contracts, instruments, documents, correspondence, computer data and other data and information relating to a Party or any of its Affiliates; provided, however, that personnel records shall not constitute "Information".
"Intellectual Property" shall mean the following subsisting throughout the world:
(a)            Patent Rights;
(b)            Trademarks and all goodwill in Trademarks;
(c)            copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors;
(d)            inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and Customer and Vendor lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and
(e)            other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the laws of all jurisdictions).

"Interim Unaudited Financials" shall have the meaning set forth in Section 7.6 of this Agreement.
"Liens" shall mean any pledge, lien, charge, mortgage, claim, encumbrance or security interest of any kind or nature.
"Listed Vendors" shall mean the Vendors listed on Schedule 8.3.
"Listed Vendors Contracts" shall mean the Vendor Contracts listed on Schedule 8.3.
"Material Contract" shall have the meaning set forth in Section 2.8(a) of this Agreement.
"NetPay" shall mean the product suite that provides eCommerce and billing solutions that enable Customers to develop a customized, comprehensive site to accept one-at-a-time payments through an online bill presentment and payment system, which includes two payment channel options, electronic payment gateway and interactive voice response that accept payments via automated clearing house, credit card, and debit card.
"Neutral Accountant" shall mean an independent accounting firm that does not perform audit services for either the Seller or the Buyer.
"New Buyer Employees" shall mean the Seller Business Employees who accept the Buyer's offer of employment and who commence working with the Buyer on or within thirty (30) days of the Closing Date (or, if later, the thirty (30) days following the last date on which the Seller Business Employee has a rehire right protected by law).
"No-Fee Student Checking Product" shall mean the payment solution made available by the Seller to a Customer's student for use in the Business pursuant to an arrangement with SMB and FIS.
"Order" shall have the meaning set forth in Section 2.3(d) of this Agreement.
"Overhead and Shared Services" shall mean ancillary corporate or shared services provided to or in support of the Business that are general corporate or other overhead services or provided to both the Business and other businesses of the Seller, including as set forth on Schedule 8.1.
"Party" and "Parties" shall have the meaning set forth in the first paragraph of this Agreement.
"Patent Rights" shall mean all patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).
"Permits" shall mean all licenses, permits, franchises or authorizations issued by any Governmental Entity relating primarily and material to the Business.
"Permitted Liens" shall mean (i) liens incurred or deposits or pledges made in the ordinary course of business in connection with or to secure workers' compensation, unemployment insurance, old age pension or any similar programs mandated under applicable laws and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, performance and return of money bonds and similar obligations; (ii) mechanics, carriers', workers', repairers', materialmen's, warehousemen's and other liens which have arisen in the ordinary course of business; (iii) security interests approved by the Buyer; (iv) liens for Taxes that are not yet due and payable or that are being contested in good faith; (v) easements, rights of way, covenants, claims, restrictions and other encumbrances relating to and affecting real property, including requirements and restrictions of zoning, building, use, and occupancy; (vi) statutory liens of landlords, lessors or renters for amounts not yet due and payable; (vii) liens arising under conditional sales contracts and equipment leases with third parties (a) entered into in the ordinary course of business or (b) the obligations under which are capitalized in the Financial Statements in accordance with GAAP; (viii) liens which, in the aggregate, are not reasonably likely to impair, in any material respect, the continued use of the asset or property to which they relate, as used on the date hereof; and (ix) restrictions on transfers of securities imposed by applicable state and federal securities laws.
"Person" shall mean an individual, firm, limited liability company, general or limited partnership, association, corporation, unincorporated organization, company, joint venture, trust, or other entity or organization, including a Governmental Entity.
"Post-Closing Consent Period" shall mean the period beginning on the Closing Date and ending on the Release Date.
"Pre-Closing Tax Period" shall have the meaning set forth in Section 5.2 of this Agreement.
"Prohibited Business" shall mean the Business as conducted by the Seller and its Affiliates immediately prior to the Closing Date in the United States.
"Purchase Price" shall mean $47,250,000.
"Reconciliation Schedule" shall have the meaning set forth in Section 7.11(a) of this Agreement.
"Reconciliation Schedule Determination Date" shall have the meaning set forth in Section 7.11(b) of this Agreement.
"Refund Processing" shall mean the product suite that Customers use to process loan and other payment refunds back to students via no fee student checking, prepaid card, automated clearing house or check. The Refund Processing product suite as of the date hereof includes the five refund options below:
(a)            paper checks, which are mailed to Customers' students the next day and delivered via US Mail within seven (7) to ten (10) days;
(b)            direct deposit, which provides Customers' students the ability to have their funds deposited to an existing bank account within one (1) to two (2) days;
(c)            prepaid debit card with same day funding;
(d)            No-Fee Student Checking Product; and
(e)            MyFlexCard by Sallie Mae, pending launch, which is a reloadable, prepaid debit MasterCard providing Customers' students with same-day access to their funds.

"Release Date" shall mean the date that is the 6th month anniversary of the Closing Date.
"Representatives" shall mean, with respect to each Party, its directors, officers, managers, employees, equityholders, investment bankers, advisors, accountants, consultants, counsel and other designated representatives and agents.
"Required Consent" shall have the meaning set forth on Schedule 7.10.
"Restricted Cash" shall mean any cash amounts received by the Seller pursuant to a Customer Contract, which amounts would properly be reflected as restricted cash on the balance sheet of the Business.
"Restricted Period" shall have the meaning set forth in Section 7.7(a) of this Agreement.
"Retained Marks" shall mean all Trademarks other than the common law trademarks and service marks and trade dress set forth on Schedule 1.1(a)(vi).
"Seller" shall have the meaning set forth in the first paragraph of this Agreement.
"Seller Business Employees" shall mean all employees of the Seller listed on Schedule 6.1.
"Seller Certificate" shall mean a certificate executed by the Secretary or the Assistant Secretary of the Seller certifying that attached thereto are (i) a certificate of good standing of the Seller in its jurisdiction of organization and (ii) a resolution of the board of directors of Seller approving this Agreement and each of the transactions contemplated hereby.
"Seller Fundamental Representations" shall have the meaning set forth in Section 4.4(a) of this Agreement.
"Seller Intellectual Property" shall mean (i) all common law trademarks, service marks and trade dress listed under the header "Common Law Trademarks" on Schedule 1.1(a)(vi), (ii) all trade secrets, know-how and other confidential business information, including Customer lists used exclusively in the Business immediately prior to the Closing and including Vendor lists used primarily in the Business immediately prior to the Closing, (iii) the Software and the copyrights and trade secrets therein, and (iv) the domain names listed under the header "Assigned Domain Names" on Schedule 1.1(a)(vi).
"Seller's 401(k) Plan" shall mean the defined contribution plan qualified under Section 401 of the Code sponsored by the Seller.
"Significant Customer" shall have the meaning set forth in Section 2.16(a) of this Agreement.
"Significant Vendor" shall have the meaning set forth in Section 2.16(b) of this Agreement.
"SMB" shall mean Sallie Mae Bank.
"Software" means the computer software and information systems listed under the header "Software" on Schedule 1.1(a)(vi).
"Target Business" shall have the meaning set forth in Section 7.7(b)(i) of this Agreement.
"Target Working Capital Amount" shall mean $772,000.
"Taxes" shall mean all taxes, including income, gross receipts, ad valorem, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, social security charges and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.
"Taxing Authority" shall mean any applicable Governmental Entity responsible for the imposition of Taxes.
"Tax Purchase Price" shall mean the amount of the Adjusted Purchase Price and the Assumed Liabilities and any other capitalizable costs to the extent properly taken into account under the Code.
"Tax Returns" shall mean all reports, returns, declarations, statements, forms or other information required to be filed with a Taxing Authority in connection with Taxes.
"Third Party Consents" shall mean all waivers, consents, approvals or other authorizations from Governmental Entities and other third parties.
"Trademarks" shall mean registered trademarks and service marks, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress.
"Transfer Taxes" shall have the meaning set forth in Section 5.1 of this Agreement.
"Transition Services Agreement" shall have the meaning set forth in Section 1.3(b)(v) of this Agreement.
"Unresolved Objections" shall mean those objections to the Closing Statement that the Buyer and the Seller did not resolve.
"User" shall mean any Customer or any student, parent or other Person that receives, or uses, one or more services or products from, or of, the Business.
"Vendor" shall mean any third party that provides services or products to the Seller that relate to the Business as listed on Schedule 8.2.
"Vendor Contract" shall mean any contract or agreement between a Vendor and the Seller.
"WARN" shall mean the Worker Adjustment and Retraining Notification Act.
"Year End Audited Financials" shall have the meaning set forth in Section 7.6 of this Agreement.
ARTICLE IX
MISCELLANEOUS
9.1            Press Releases and Announcements.  Within three (3) Business Days after the execution and delivery of this Agreement, the Parties will issue a joint press release announcing the execution and delivery of this Agreement, substantially in the form previously delivered to each other.  No Party shall issue or make (and each Party shall cause its Affiliates not to issue or make) any other press release or public disclosure relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by law, regulation or stock exchange rule (in which case the disclosing Party shall advise the other Party and the other Party shall, if practicable, have the right to review such press release or announcement prior to its publication) and the Seller (or its Affiliates) may disclose any information concerning the transactions contemplated by this Agreement or any of the Ancillary Agreements that it or its direct or indirect parent entity deems appropriate in light of its status as a public company, including in any filing with a Governmental Entity or to securities analysts or institutional investors or in press interviews.

9.2            No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns and, to the extent specified herein, their respective Affiliates.

9.3            Entire Agreement.  This Agreement (including the Disclosure Schedule, Schedules and other documents referred to herein), the Ancillary Agreements (to the extent the same are executed and delivered) and the Confidentiality Agreements constitute the entire agreement between the Buyer, on the one hand, and the Seller, on the other hand, with respect to the subject matter hereof.  Other than the Confidentiality Agreements, this Agreement and the Ancillary Agreements supersede any prior agreements or understandings between the Buyer, on the one hand, and the Seller, on the other hand.  The Confidentiality Agreements, insofar as they cover information relating to the Business and not to the Seller or any of its Affiliates, shall terminate effective as of the Closing, but shall remain in effect insofar as it covers other information disclosed thereunder.

9.4            Succession and Assignment.  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Seller (in the case of an assignment by the Buyer) or the Buyer (in the case of an assignment by the Seller), which written approval shall not be unreasonably withheld or delayed.  Notwithstanding the foregoing, this Agreement, and all rights, interests and obligations hereunder, may be assigned, without such consent, by either Party to any entity that acquires all or substantially all of a Party's business or assets.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

9.5            Notices.  All notices, requests, demands, claims and other communications hereunder shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four (4) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one (1) Business Day after it is sent for next Business Day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:
If to the Buyer: Higher One, Inc. 115 Munson St. New Haven, CT 06511 Attention: Chris LaConte VP, Corporate Development Email: claconte@higherone.com	Copy to: Wiggin and Dana, LLP One Century Tower 265 Church Street New Haven, CT 06508 Attention: Paul Hughes, Esq. Email: phughes@wiggin.com
If to the Seller: Sallie Mae, Inc. 2001 Edmund Halley Drive Reston, VA 20191 Attention: Paul Mayer SVP, Corporate Development Email: Paul.Mayer@salliemae.com	Copies to: Wilmer Cutler Pickering Hale and Dorr LLP 1875 Pennsylvania Avenue, NW Washington, DC 20006 Attention: Stephanie C. Evans, Esq. Email: Stephanie.Evans@wilmerhale.com

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended.  Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
9.6            Amendments and Waivers.  The Parties may mutually amend or waive any provision of this Agreement at any time.  No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both Parties.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.7            Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

9.8            Expenses.  Except as otherwise specifically provided to the contrary in this Agreement, each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.  Notwithstanding the foregoing, any costs and expenses incurred by the Seller in connection with the consummation of the transactions contemplated by this Agreement shall not be reflected on the books and record of the Business.

9.9            Specific Performance.  Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each Party agrees that the other Party may be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches or threatened breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in the courts described in Section 9.11, without proof of damages or otherwise, this being in addition to any other remedy to which the Parties may be entitled to under this Agreement.  The Parties agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law.  The Parties acknowledge and agree that either Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.9 shall not be required to provide any bond or other security in connection with any such order or injunction.

9.10            Governing Law.  This Agreement and any disputes hereunder shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

9.11            Submission to Jurisdiction.  Each of the Parties to this Agreement (a) agrees that all Actions arising out of or relating to this Agreement or the Ancillary Agreement or any of the transactions contemplated by this Agreement or the Ancillary Agreements, subject to Sections 1.2(b), 1.4 and 7.11, shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within Wilmington, Delaware), (b) irrevocably consents to submit itself to the exclusive jurisdiction and venue of such courts in any Action, (c) agrees that all claims in respect of such Action shall be heard and determined in any such court, (d) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (e) agrees not to bring any Action arising out of or relating to this Agreement or the Ancillary Agreements or any of the transactions contemplated by this Agreement or the Ancillary Agreements in any other court.  Each of the Parties hereto waives any defense of inconvenient forum to the maintenance of any Action so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto.  Any Party hereto may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 9.5.  Nothing in this Section 9.11, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

9.12            Bulk Transfer Laws.  The Buyer acknowledges that the Seller will not comply with the provisions of the bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

9.13            Construction.

(a)             The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b)            The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(c)            Any reference herein to an Article, Section, subsection, clause, Exhibit or Schedule shall be deemed to refer to an Article, Section, subsection, clause or Exhibit of this Agreement, unless the context clearly indicates otherwise.

(d)            All references to "$", "Dollars" or "US$" refer to currency of the United States of America.

(e)            Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

(f)            The words "date hereof" when used in this Agreement shall refer to the date of this Agreement.

(g)            The terms "or", "any" and "either" are not exclusive.
(h)            The word "extent" in the phrase "to the extent" shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply "if".

(i)            The word "will" shall be construed to have the same meaning and effect as the word "shall".

(j)            All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein.

(k)            The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

(l)            References to a Person are also to its permitted successors and assigns.

9.14            Waiver of Jury Trial.  To the extent permitted by applicable law, each Party hereby irrevocably waives all rights to trial by jury in any Action (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby or the actions of any Party in the negotiation, administration, performance and enforcement of this Agreement.  Each Party (a) certifies that no Representative of the other Party has represented, expressly or otherwise, that such Party would not, in the event of any Action, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Party have been induced to enter into this Agreement, by among other things, the mutual waiver and certifications in this Section 9.14.

9.15            Incorporation of Exhibits and Schedules.  The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

9.16            Negotiation of Agreement.  Each of the Buyer and the Seller acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel.  Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the Party that drafted it is of no application and is hereby expressly waived.  The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intentions of the Parties and this Agreement.

9.17            Counterparts and PDF Signature.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  The electronic transmission of any signed original counterpart of this Agreement shall be deemed to be the delivery of an original counterpart of this Agreement.
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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SALLIE MAE, INC.
By: /s/ Paul J. Mayer
Name: Paul J. Mayer
Title: SVP

HIGHER ONE, INC.
By: /s/ Mark Volchek
Name: Mark Volchek
Title: CEO

[Signature page to Asset Purchase Agreement]